Exhibit 10.2

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SPX Enterprises, LLC,

a Delaware limited liability company,

SPX ELECTRIC HEAT, INC.,

a Delaware corporation,

ASPEQ PARENT HOLDINGS, INC.,

a Delaware corporation,

and

INDUSTRIAL GROWTH PARTNERS V, L.P.,

a Delaware limited partnership,

as the Representative, on behalf of the Company Stockholders

April 28, 2023

TABLE OF CONTENTS

i

ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Paying Agent Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of Amended and Restated Certificate of Incorporation

SCHEDULES

Working Capital Schedule

Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 28, 2023, by and among, SPX Enterprises, LLC, a Delaware limited liability company (“Parent”), SPX Electric Heat, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ASPEQ Parent Holdings, Inc., a Delaware corporation (the “Company”), and Industrial Growth Partners V, L.P., a Delaware limited partnership (the “Representative”), as the representative of the Company Stockholders. Parent, Merger Sub, the Company and the Representative are collectively referred to herein as the “Parties” or individually as a “Party.”

The board of directors (or equivalent governing body) of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with General Corporation Law of the State of Delaware (the “DGCL”).

The board of directors (or equivalent governing body) of each of Parent and the Company has determined that the Merger is in the best interest of their respective equityholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

Pursuant to the Merger, among other things, all of the issued and outstanding Company Stock and outstanding Options shall be converted into the right to receive the Merger Consideration as provided herein.

The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

In consideration of the premises, representations and warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

“280G Shareholder Approval” has the meaning set forth in Section 5.08.

“Accounting Policies” means (i) GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles included on the Working Capital Schedule attached hereto, (ii) to the extent not inconsistent with and not addressed by the foregoing, the methodologies, practices, estimation techniques, assumptions and principles included in the audited (other than with respect to BBC Industries Inc., which shall be unaudited) consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, in each case, to the extent consistent with GAAP, and (iii) to the extent not inconsistent with and not addressed by the foregoing, GAAP.

“Action” means any claim, audit, investigation, action, suit, proceeding, assessment, arbitration or governmental charge by or before any Governmental Authority.

“Actual Cash” has the meaning set forth in Section 2.05(b).

“Actual Company Transaction Expenses” has the meaning set forth in Section 2.05(b).

“Actual Indebtedness” has the meaning set forth in Section 2.05(b).

“Actual Working Capital” has the meaning set forth in Section 2.05(b).

“Actual Working Capital Adjustment” means (i) if the Actual Working Capital is greater than the Target Working Capital Upper Collar, the amount of such excess (which shall be a positive number), (ii) if the Actual Working Capital is equal to or lesser than the Target Working Capital Upper Collar and greater than or equal to the Target Working Capital Lower Collar, 0, and (iii) if the Actual Working Capital is lesser than the Target Working Capital Lower Collar, an amount equal to such deficit (which shall be a negative number).

“Adjustment Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means $2,000,000.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface above.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, to the extent applicable, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar Laws applicable to the Company from time to time.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local Law adopted to conform to the CARES Act) and any legislative, administrative or regulatory guidance issued pursuant thereto.

“Cash” means (i) cash and cash equivalents, including marketable securities and short-term investments, determined in accordance with the Accounting Policies; provided that Cash shall exclude Restricted Cash plus (ii) the Specified Cash Amount (provided that, the Specified Cash Amount shall not be subject to further adjustment pursuant to Section 2.05). For the avoidance of doubt, (x) Cash shall be decreased for any issued but uncleared checks, wires and drafts issued by the Company and its Subsidiaries and shall include checks, other wire transfers and drafts in transit, deposited or available for deposit for the account of the Company and its Subsidiaries that are not yet cleared; in each case of the foregoing, so long as such checks, wire transfers, or drafts subsequently clear and (y) Cash shall be decreased to the extent any cash is used to pay Indebtedness or Company Transaction Expenses between the Closing Calculation Time and the Closing (to the extent such payment results in a decrease in the amount of Indebtedness or Company Transaction Expenses as of the Closing).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“Certificates” has the meaning set forth in Section 2.03(c).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Calculation Time” means 11:59 p.m. St. Louis, Missouri time on the day immediately prior to the Closing Date.

“Closing Certificate” has the meaning set forth in Section 2.02(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Closing Statement” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001, of the Company.

“Company” has the meaning set forth in the preface above.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company or a Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is issued, registered or applied for by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company and its Subsidiaries.

“Company Stock” means each share of Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company Stockholder Parties” means the Company Stockholders, any current, former or future Affiliates thereof and their respective current, former and future officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns.

“Company Stockholders” means the holders of all issued and outstanding Company Stock and/or Options immediately prior to the Effective Time.

“Company Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing (but calculated after given effect to the Closing), (a) the fees and expenses payable by the Company and its Subsidiaries (including any fees and expenses of the Company Stockholders or their respective Affiliates that are payable by the Company and its Subsidiaries) arising from or incurred in connection with this Agreement (including the competitive process conducted that resulted in the execution of this Agreement) and the transactions contemplated hereunder (including, without duplication, (i) any compensation payable to any employees or other service providers of the Company, solely as a result of the consummation of the transactions contemplated hereunder, (ii) the employer-portion of all payroll, employment and similar Taxes attributable to such compensation, and (iii) the employer-portion of all payroll, employment and similar Taxes attributable to the Option Payments; provided that, for purposes of calculating any Taxes under Section 3111 of the Code pursuant to this clause (a), each applicable payee shall be assumed to have received as of the Closing such payee’s full base compensation paid in the calendar year ended 2022, and (b) 50% of each of the following: (1) any fees or expenses payable to the Escrow Agent or Paying Agent, (2) expenses and fees paid or payable to extend the “Discovery Period” under the Existing D&O Policy, and (3) any Transfer Taxes; provided that Company Transaction Expenses shall expressly exclude any fees or expenses incurred by, at the direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby or otherwise).

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Continuing Employees” has the meaning set forth in Section 6.05.

“Contract” means any agreement, contract, license, arrangement, understanding, undertaking, obligation, commitment, letter of credit, note, mortgage, indenture, lease, subcontract or other legally binding arrangement of any kind or character and any amendments and supplements thereto, whether written or verbal.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any actions that are consistent with quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Credit Agreement” means that certain Credit Agreement, dated as of November 8, 2019, among ASPEQ Intermediate Holdings, Inc. as the initial borrower, ASPEQ Heating Group LLC, as borrower as of immediately upon the consummation of the Debt Assumption (as defined therein), the other loan parties from time to time party thereto, the lenders from time to time party thereto, Apogem Capital LLC (as successor to Madison Capital Funding LLC), as the administrative agent, and Barings Finance, LLC, as syndication agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“D&O Costs” has the meaning set forth in Section 6.08(b).

“D&O Expenses” has the meaning set forth in Section 6.08(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 6.08(b).

“D&O Indemnifying Party” has the meaning set forth in Section 6.08(b).

“D&O Indemnitee” has the meaning set forth in Section 6.08(b).

“DGCL” has the meaning set forth in the preface above.

“Disclosure Schedule” has the meaning set forth in Section 9.16.

“Dispute Notice” has the meaning set forth in Section 2.05(b).

“Dissenting Shares” has the meaning set forth in Section 2.07.

“Dissenting Stockholders” has the meaning set forth in Section 2.07.

“Effective Time” has the meaning set forth in Section 2.01(b).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, paid time off, employment, individual consulting, independent contractor, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, loan, fringe benefit or other employee benefit plan, program, agreement or arrangement maintained by the Company or any of its Subsidiaries for their employees other than those sponsored or administered by a Governmental Authority.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” shall mean all applicable Laws concerning pollution or protection of the environment, human health and safety (to the extent related to exposure to Regulated Substances, or natural resources), including all those relating to the generation, transportation, treatment, storage, disposal, Release or cleanup of any Regulated Substance, in effect as of or prior to the Closing Date.

“Equity Agreements” means the Amended and Restated Stockholders Agreement, dated as of March 5, 2020, by and among the Company and the stockholders party thereto, as may be amended from time to time, and the Option Plan.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profits interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person conducting a trade or business that, together with the Company, is or, at any relevant time, was treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Agent” means Citibank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.

“Estimated Cash” means the estimated Cash of the Company and its Subsidiaries as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.02(b).

“Estimated Company Transaction Expenses” means the estimated Company Transaction Expenses as of the Closing, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.02(b).

“Estimated Indebtedness” means the estimated Indebtedness of the Company and its Subsidiaries as of the Closing, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.02(b).

“Estimated Working Capital” means the estimated Working Capital of the Company and its Subsidiaries as of the Closing Calculation Time, as set forth on the Closing Certificate delivered to Parent pursuant to Section 2.02(b).

“Estimated Working Capital Adjustment” means (i) if the Estimated Working Capital is greater than the Target Working Capital Upper Collar, the amount of such excess (which shall be a positive number), (ii) if the Estimated Working Capital is equal to or lesser than the Target Working Capital Upper Collar and greater than or equal to the Target Working Capital Lower Collar, 0, and (iii) if the Estimated Working Capital is lesser than the Target Working Capital Lower Collar, an amount equal to such deficit (which shall be a negative number).

“Ex-Im Laws” means all Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import Laws administered by U.S. Customs and Border Protection) applicable to the Company from time to time.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Fraud” means an actual and intentional misrepresentation of a material fact set forth in any representation or warranty made in this Agreement constituting common law fraud under applicable Law (for the avoidance of doubt, excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission, or recklessness or negligence).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Government Bid” has the meaning set forth in Section 3.23.

“Government Contract” has the meaning set forth in Section 3.23.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is imposed on or measured by net income or apportioned gross income, however determined.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all Liabilities of such Person for borrowed money, including as evidenced by bonds, debentures, mortgages, notes or other similar instruments (in each case, without giving effect to any netting of debt issuance costs); (iii) all Liabilities of such Person in respect of letters of credit, to the extent drawn, performance bonds and bankers’ acceptances issued for the account of such Person; (iv) all Liabilities in respect of deferred purchase price for property, assets, businesses or services which are payable after the passage of time or the occurrence of any specific events, including any deferred payments, earnouts or similar contingent obligations, holdbacks or escrows, and seller notes; (v) all Liabilities that would be payable upon a termination under interest rate cap Contracts, interest rate swap Contracts, foreign currency exchange Contracts, or other hedging Contracts; (vi) all obligations with respect to leases that are required to be classified as capital leases in accordance with GAAP; (vii) any Liability that is secured by a Lien on any asset or property of the Company or any of its Subsidiaries; (viii) obligations in respect of any declared but unpaid dividends; (ix) the Tax Liability Amount; (x) all accrued and/or unpaid severance or other termination-related payments or benefits owed to any former employee, independent contractor or director whose employment or engagement was terminated prior to or as of the Closing, in each case, to the extent that such amount is required to be paid to such employee under applicable Laws or any Employee Benefit Plans or any Contract (including the employer-portion of all payroll, employment and similar Taxes relating thereto); (xi) any unforgiven obligations under any PPP Loans or any other government loan assistance program, to the extent relevant; (xii) all Liabilities of such Person in respect of guaranties, in any manner, of all or any part of any Indebtedness of any other Person; (xiii) any amounts payable to Related Persons of the Company or any Subsidiary (including pursuant to the Management Services Agreement or other similar agreement) (other than amounts payable in connection with such Person’s employment with the Company or any Subsidiary), and (xiv) any accrued interest, prepayment premiums or penalties related to any of the foregoing (assuming that such Indebtedness would be fully paid off as of the Closing Date). Notwithstanding the foregoing, Indebtedness with respect to the Company and its Subsidiaries shall not include any Company Transaction Expenses, intercompany obligations between or among the Company or any of its wholly owned Subsidiaries, any current liabilities included in Working Capital, any fees or expenses incurred by or at the direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby or otherwise) or balance sheet liabilities associated with operating leases (including right of use lease liabilities).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

“Item of Dispute” has the meaning set forth in Section 2.05(b).

“Key Customer” means the 20 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases thereby, during the fiscal year ended December 31, 2022.

“Key Personnel” has the meaning set forth in Section 5.01(b)(xii).

“Key Supplier” means the 20 largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom, during the fiscal year ended December 31, 2022.

“Knowledge,” with respect to the Company, means the actual knowledge, after due inquiry, of David Smith, Stacey Sappington, Cynthia Ferrell, Jim Killeen, Stephen Lincks and Thomas Olmsted.

“Law” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Company’s and its Subsidiaries’ leasehold or subleasehold estates in any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Letter of Transmittal” means a letter of a transmittal in the form set forth on Exhibit C.

“Liabilities” means, with respect to any Person, any liability, commitment, or obligation of such Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any kind or nature, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property in which the Company and its Subsidiaries hold any rights or interests granted by other Persons, including any of its Affiliates.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a change, effect, event or circumstance that, individually or in the aggregate, is materially adverse to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall exclude (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any changes, effects, events or circumstances related to or resulting from (i) general economic, banking, currency, international trade, capital market, regulatory, political, labor, social, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, natural disasters or other force majeure events), (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) general business or economic conditions affecting the industries in which the Company or any of its Subsidiaries operates, (iv) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement or any related political, labor or social conditions, including civil unrest, protests and public demonstrations, any government responses thereto and any escalation or worsening thereof, (v) the taking of any action (or failure to take any action) to the extent specifically required by this Agreement or requested in writing by Parent or Merger Sub, (vi) the public announcement of this Agreement or the transactions contemplated hereby, or the identity of or the taking of any action by Parent or Merger Sub, (vi) any changes in any Laws applicable to the Company and its Subsidiaries or GAAP or the interpretation thereof, (vii)  any failure, in and of itself, by the Company and its Subsidiaries to meet financial forecasts, projections or estimates (provided that the foregoing shall not prevent the underlying factors contributing to such failure to be excluded), or (viii) any adverse change in or effect on the Company or any of its Subsidiaries that is caused by any violation or breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that, with respect to clauses (i), (ii), (iii) or (vi), such change, effect, event or circumstance shall be excluded only to the extent it does not have a disproportionately adverse effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.13(b).

“Merger” has the meaning set forth in the preface above.

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the preface above.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a)(ii).

“Most Recent Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the sum of: (i) the Actual Working Capital Adjustment minus the Estimated Working Capital Adjustment, minus (ii) the Actual Indebtedness minus the Estimated Indebtedness, plus (iii) the Actual Cash minus the Estimated Cash, minus (iv) the Actual Company Transaction Expenses minus the Estimated Company Transaction Expenses.

“New Plans” has the meaning set forth in Section 6.05.

“Nonparty Affiliates” has the meaning set forth in Section 9.03(b).

“Open Source Materials” means Software, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a substantially similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Ordinary Course” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“OSS Triggering Manner” means use of Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property, including requiring that any (a) source code of any Software owned by the Company or a Subsidiary be disclosed or distributed, (b) Company Intellectual Property or Software owned by the Company or a Subsidiary be licensed for any purpose, including for the purpose of making derivative works, or (c) Company Intellectual Property or Software owned by the Company or a Subsidiary be redistributable at no charge.

“Option” has the meaning set forth in Section 2.04(a).

“Option Holder” has the meaning set forth in Section 2.04(a).

“Option Payments” has the meaning set forth in Section 2.04(a).

“Option Plan” means the Stock Option Plan of the Company, adopted as of November 8, 2019, as may be amended from time to time.

“Organizational Documents” of an entity means (i) such entity’s articles of incorporation, certificate of incorporation, certificate of formation or similar document(s), and (ii) its bylaws, limited liability company operating agreement, partnership agreement or similar document(s).

“Outside Date” has the meaning set forth in Section 8.01(d).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the preface above.

“Parent Parties” means Parent, any Affiliate of Parent and their respective officers, directors, equityholders, managers, successors or permitted assigns.

“Parent Releasing Parties” has the meaning set forth in Section 9.19.

“Partnership Audit Rules” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or the Treasury Regulations or other authoritative guidance promulgated thereunder.

“Party” and “Parties” have the meaning set forth in the preface above.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent” means Citibank N.A., as the Paying Agent under the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by Parent, the Representative and the Paying Agent.

“Per Share Merger Consideration” means an amount equal to the quotient of (x) (i) the Merger Consideration plus (ii) an amount equal to the aggregate exercise price of all of the Options (other than the Unvested Options), divided by (y) the sum of (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Stock that would be issued assuming the exercise of all outstanding Options (other than the Unvested Options), assuming such exercise immediately prior to the Effective Time.

“Per Share Portion” means a fraction, (x) the numerator of which is one, and (y) the denominator of which is (i) the total number of shares of Company Stock outstanding as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Stock that would be issued upon exercise of all outstanding Options (other than Unvested Options), assuming such exercise immediately prior to the Effective Time.

“Permits” has the meaning set forth in Section 3.08.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens and similar Liens incurred in the Ordinary Course for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property or the operation of the business of the Company and its Subsidiaries at the Owned Real Property or Leased Real Property; (iv) purchase money Liens securing rental payments under capital lease arrangements; (v) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title (unrecorded and recorded) or other defects which are or would be shown on an accurate ALTA/ASCM survey, none of which materially interfere with or limit the ordinary conduct of the business of the Company and its Subsidiaries or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto; (vi) Liens identified on title policies or preliminary title reports issued to and disclosed by the Company or any of its Subsidiaries (other than those securing Indebtedness); (vii) Liens under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case relating to obligations not yet delinquent; (viii) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment of the Indebtedness pursuant to the Payoff Letters); (ix) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; and (x) statutory, common Law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means information capable of being used to specifically identify an individual person, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); and (b) any other information defined as “personal information,” “personal data,” “personally identifiable information” and similar terms under applicable privacy Laws. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person and includes information in any form, including paper, electronic and other forms.

“Post-Closing Tax Actions” has the meaning set forth in Section 6.10(d).

“Privileged Communications” has the meaning set forth in Section 6.07.

“Regulated Substance” means any substance, material, chemical, waste, pollutant or contaminant regulated on account of its hazardous or toxic properties by, or for which Liability or standards of care are imposed under, any Environmental Law including (a) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum or petroleum product; (b) asbestos or asbestos containing material; (c) polychlorinated biphenyls; and (d) per- and polyfluoroalkyl substances.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of a Regulated Substance into or through the indoor or outdoor environment or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, or groundwater.

“R&W Insurance Binder” means the binder agreement for the R&W Insurance Policy issued on the date hereof by the insurer thereunder.

“R&W Insurance Policy” means the representation and warranty insurance policy obtained by Parent in connection with the transactions contemplated by this Agreement.

“Representative” has the meaning set forth in the preface above.

“Representative Holdback Amount” means $1,000,000.

“Representative Losses” has the meaning set forth in Section 9.17(k).

“Requisite Stockholder Approval” means the affirmative vote or consent of a majority of the issued and outstanding shares of Common Stock, including the consent of Industrial Growth Partners V, L.P., to the Merger and this Agreement, in each case, as evidenced by execution by such Persons of the Stockholder Written Consent; which vote or consent may only be revoked in the event this Agreement is terminated pursuant to the terms hereof.

“Restricted Cash” means cash and cash equivalents of the Company or any of its Subsidiaries that are not capable of being lawfully spent, distributed, loaned or released by such entity from the jurisdiction in which it is operating without additional cost (other than Tax and/or other costs taken into account pursuant to the proviso of this definition); provided that cash denominated in a currency other than United States dollars, or otherwise held outside of the United States, shall not, solely by virtue of such denomination or location, be considered Restricted Cash except for amounts of any Tax that would reasonably be expected to be imposed on or with respect to the distribution of any such cash by any Subsidiary to or the receipt thereof by any other Subsidiary or the Company.

“Sanctioned Person” as of any relevant time means any Person: (a) listed on any applicable Sanctions-related list of designated or blocked persons; (b) that is a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Solvent” has the meaning set forth in Section 4.07.

“Specified Cash Amount” has the meaning set forth on Section D1 of the Disclosure Schedules.

“Stockholder Written Consent” means the written consent of the Company Stockholders in the form set forth on Exhibit E.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Target Working Capital” means $27,000,000.

“Target Working Capital Lower Collar” means the Target Working Capital minus $2,000,000.

“Target Working Capital Upper Collar” means the Target Working Capital plus $2,000,000.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, assessments, fees, levies or other similar governmental charges (including income, profits, capital stock, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, severance, premium, windfall or excess profits, customs, duties, use, licensing, withholding, employment, social security, social contribution, unemployment, payroll, alternative, minimum, add-on minimum, estimated, franchise or other tax), and includes any interest, penalties or additions thereto.

“Tax Liability Amount” means an amount (not less than $0 in the aggregate or in any jurisdiction) equal to the aggregate net unpaid Income Tax of the Company or any of its Subsidiaries for any Tax period (or portion thereof) ending on or prior to the Closing Date to the extent first due and payable after the Closing Date, determined on a jurisdiction-by-jurisdiction basis. Notwithstanding anything herein to the contrary, the calculation of the Tax Liability Amount (and Taxes included in Working Capital, as applicable) shall be made (i) consistent with past practice of the Company and its Subsidiaries, (ii) without recalculating any Taxes previously shown as due and payable on a Tax Return filed by the Company or any Subsidiary, (iii) taking into account any prepayment or deposit of estimated Taxes solely against the particular Tax to which such prepayments or deposits relate, (iv) by ignoring (A) any Income Tax payments or deposits made after the Closing, (B) any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, (C) any reserves for contingent Tax liabilities or uncertain Tax positions, (D) any deferred Tax liabilities and (E) any Post-Closing Tax Actions, (v) by taking into account the Transaction Tax Deductions to the extent deductible for Income Tax purposes by the Company or its Subsidiaries at a “more likely than not” or greater level of confidence in a Tax period (or portion thereof) ending on or prior to the Closing Date and treating all Transaction Tax Deductions as the last expense claimed on the Company’s or any of its Subsidiaries’ Tax Return for the taxable period ending on the Closing Date for purposes of determining the “Tax Liability Amount”, (vi) on the basis of a closing of the books as of the end of the day on the Closing Date but excluding any Income Taxes attributable to transactions occurring outside the Ordinary Course on the Closing Date and after the time of the Closing, (vii) taking into account any accrued Income Tax refunds (or overpayments of Tax) that are available to offset the liability for such Taxes in the applicable jurisdiction, and (viii) solely by taking into account only those jurisdictions (A) with respect to which the Company and its Subsidiaries have historically filed Tax Returns and paid Taxes (i.e., by applying the past principles and practices of the Company and its Subsidiaries for purposes of determining their Tax liabilities and payment and filing obligations) or (B) in which the Company or any of its Subsidiaries has first commenced operations in the Tax period (or portion thereof) ending on the Closing Date.

“Tax Return” means any return, report, claim for refund, declaration, information return, or other statement (including, in each case, any schedule or attachment thereto and any amendment thereof) filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Third Party Consents” has the meaning set forth in Section 5.05(c).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Tax Deductions” means any loss or deduction resulting from or attributable to (i) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by the Company or its Subsidiaries on or around the Closing Date (including compensation expense resulting from the cancellation of the Options as contemplated by this Agreement) or included in the computation of the Working Capital (including employment or social security Taxes with respect to the foregoing); (ii) the payment of fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred or unamortized financing fees) incurred by the Company or its Subsidiaries with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement; (iii) Company Transaction Expenses; (iv) all fees, costs and expenses incurred by the Company and its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses; and (v) any transaction costs (other than the Company Transaction Expenses) actually or economically borne by the Company or its Subsidiaries with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Working Capital. Transaction Tax Deductions shall be calculated by (A) treating any success-based fees as seventy percent (70%) deductible and (B) any employee compensatory amounts, including any payment or cancellation of Options (including compensation expenses related thereto or any related withholding Taxes imposed thereon) as one hundred percent (100%) deductible, in each case in the taxable year that includes the Closing Date for U.S. federal and applicable state and local income Tax purposes.

“Transfer Taxes” has the meaning set forth in Section 6.11.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unvested Option” has the meaning set forth in Section 2.04(a).

“Valuation Firm” has the meaning set forth in Section 2.05(b).

“VDR” has the meaning set forth in Section 9.15.

“Working Capital” means the excess of (i) the consolidated current assets of the Company and its Subsidiaries, over (ii) the consolidated current liabilities of the Company and its Subsidiaries; provided that, in the case of each of clauses (i) and (ii), current assets and current liabilities shall only be included in the determination of Working Capital to the extent that such current assets or such current liabilities are set forth on the Working Capital Schedule and all amounts of such current assets and current liabilities shall be determined in accordance with the Accounting Policies and adjusted for items referenced in the Working Capital Schedule using consistent methodology; provided, further, that, for purposes hereof, the current assets of the Company and its Subsidiaries shall not include Cash or any Income Tax assets or deferred Tax assets, and the current liabilities of the Company and its Subsidiaries shall not include any Income Tax assets or deferred Tax liabilities, Indebtedness, Company Transaction Expenses, fees or expenses incurred by, at the direction of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby or otherwise), or any other asset or liabilities not specifically listed in the Working Capital Schedule.

Article II

THE MERGER; MERGER CONSIDERATION

Section 2.01           The Merger.

(a)            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

(b)            Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.01 hereof, the closing of the Merger (the “Closing”) will take place no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), or on such other date as agreed to in writing by Parent and the Company, remotely via the electronic exchange of documents and signatures. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” Concurrently with the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the effectiveness of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

(c)            Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

(d)            Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended and restated in their entirety as set forth on Exhibit F.

(e)            Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.02           Calculation and Payment of Merger Consideration.

(a)            Calculation of Merger Consideration. The aggregate amount to be paid by Parent with respect to the Company Stock and Options shall equal the following (the “Merger Consideration”): (i) $418,000,000, plus (ii) Estimated Cash, plus (iii) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital Upper Collar, minus (iv) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital Lower Collar, minus (v) Estimated Indebtedness, minus (vi) Estimated Company Transaction Expenses; provided that, after the Closing, the Merger Consideration shall be subject to the adjustments set forth in Section 2.05.

(b)            Closing Certificate. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Certificate”), setting forth (to the extent practicable as of such date) the Company’s good faith calculation of the Estimated Working Capital, the Estimated Indebtedness, the Estimated Cash, the Estimated Company Transaction Expenses and the resulting calculation of Merger Consideration. Parent shall be entitled to review and request reasonable changes to the Closing Statement; provided, that the Company shall have no obligation to incorporate any such changes.

(c)            Payment and Allocation of Merger Consideration. At the Closing, Parent shall remit and/or cause to be remitted the Merger Consideration by wire transfer of immediately available funds as follows:

(i)            A portion of the Merger Consideration in the amount of the Adjustment Escrow Amount shall be deposited by Parent with the Escrow Agent to be held pursuant to the Escrow Agreement.

(ii)            A portion of the Merger Consideration in the amount of the Representative Holdback Amount shall be deposited by Parent with the Representative to satisfy potential future obligations of the Company Stockholders, which Representative Holdback Amount will be retained by the Representative in accordance with Section 9.17 hereof.

(iii)          A portion of the Merger Consideration payable to the Option Holders pursuant to Section 2.04 shall be remitted to the Company for payment in accordance with Section 2.04.

(iv)         The remaining amount of the Merger Consideration, after subtraction of the amounts remitted in accordance with Section 2.02(c)(i), Section 2.02(c)(ii), and Section 2.02(c)(iii) and subtraction of the portion thereof otherwise allocable in accordance with Section 2.07 hereof to Dissenting Shares, shall be deposited with the Paying Agent for further distribution to the Company Stockholders (other than Option Holders) in accordance with their respective aggregate Per Share Portions (solely with respect to the Common Stock held by such Company Stockholders) and in accordance with the Paying Agent Agreement. At least one (1) Business Day prior to the Closing Date, Parent and the Representative shall cooperate and deliver to the Paying Agent all information required by the Paying Agent to deliver the Merger Consideration to the Company Stockholders (other than the Option Holders) (provided that payment to Company Stockholders who deliver the documentation required hereby after the date that is one Business Day prior to the Closing Date may be paid after the Closing).

(d)            Payment of Indebtedness. At least two (2) Business Days prior to the Closing, the Company shall have delivered to Parent payoff letters in a form reasonably satisfactory to Parent from each holder of Indebtedness listed on the Indebtedness Payoff Schedule (collectively, the “Payoff Letters”) and shall make arrangements reasonably satisfactory to Parent for each such holder of Indebtedness to deliver all related Lien releases to Parent at the Closing. At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the Payoff Letters in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the Persons or bank accounts specified in such Payoff Letters.

(e)            Payment of Company Transaction Expenses. At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries and the Company Stockholders, the unpaid Company Transaction Expenses (that do not constitute Taxes) by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified by the Representative on the Company Transaction Expenses Schedule (which shall be provided to Parent no later than two (2) Business Days prior to the Closing Date); provided that all Company Transaction Expenses that are compensatory amounts payable to employees shall be made through the applicable payroll system of the Company and its Subsidiaries promptly after the Closing, as applicable, and shall be subject to all applicable employment and payroll Tax withholding in accordance with applicable Law. To the extent requested by Parent, the Company shall use commercially reasonable efforts to provide copies of all invoices for unpaid Company Transaction Expenses from third party vendors prior to the Closing.

Section 2.03           Effect of Merger on the Capital Stock of the Company.

(a)            Conversion and Cancellation of Company Stock. At the Effective Time, each share of Company Stock (other than Dissenting Shares and the Cancelled Shares), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, shall be converted into the right to receive the Per Share Merger Consideration in cash, payable in accordance with and subject to the conditions provided in this Article II. From and after the Effective Time, each holder of Company Stock that is not Cancelled Shares (including any holder of a Certificate representing Company Stock) shall cease to have any rights with respect to such Company Stock, except (i) with respect to Dissenting Shares, appraisal rights under the DGCL, and (ii) with respect to each other share of Company Stock, the right to receive the Per Share Merger Consideration subject to the conditions and adjustments provided in this Article II.

(b)            Treasury Stock; Company Stock Held by Parent and its Affiliates. At the Effective Time, each share of Company Stock held in the treasury of the Company, by any Subsidiary of the Company or owned by Parent, Merger Sub or any of their Affiliates immediately prior to the Effective Time (such shares, the “Cancelled Shares”) shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c)            Surrender of Certificates. As contemplated in Section 5.09, each Company Stockholder (including each holder of record of a certificate representing outstanding shares of Company Stock (collectively, the “Certificates”)) shall receive the Information Statement as soon as practicable after the date hereof, which Information Statement shall include instructions for use in effecting the surrender of Certificates in exchange for the Per Share Merger Consideration contemplated to be paid to the holders of Company Stock pursuant to this Section 2.03, subject to adjustment as provided in this Article II. As a condition precedent to each Company Stockholder’s (other than the Option Holders, with respect to such Person’s Options) receipt of his, her or its portion of the Merger Consideration, such Company Stockholder shall (A) surrender such Certificate to Parent for cancellation (or, if such Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to Parent and the Representative), and (B) deliver to the Paying Agent or the Company (who shall provide copies to Parent and, if necessary in accordance with the Paying Agent Agreement, the Paying Agent) an executed Letter of Transmittal and an IRS Form W-9 or equivalent tax form (provided, if any Company Stockholder fails to provide an IRS Form W-9 or equivalent tax form, the only recourse shall be withholding in accordance with Section 2.08). Upon receipt by Parent of the items set forth in the immediately preceding sentence (but in no event earlier than the Effective Time), the holder of such Certificate shall be entitled to receive in exchange therefor, the Per Share Merger Consideration subject to adjustment as provided in this Article II for each share of Company Stock represented by such Certificate, and Parent shall cause the Paying Agent to pay such Per Share Merger Consideration (i) on the Closing Date if all deliveries from the applicable holder of Company Stock are received by Parent (or the Paying Agent if necessary in accordance with the Paying Agent Agreement) at least one (1) Business Day prior to the Closing Date or (ii) otherwise within five (5) Business Days after the date of receipt by Parent (or the Paying Agent on behalf of Parent) of such deliveries from the applicable holder of Company Stock, in each case by wire transfer (or other payment method selected by the applicable holder of Company Stock), and the Certificate so surrendered shall forthwith be cancelled upon payment thereof by Parent; provided that Representative shall reasonably cooperate with Parent in its efforts to cause such payments to occur and Representative shall be entitled to request updates as to the collection process and copies of any such documentation received by Parent. No interest will be paid or accrued on any portion of the Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid (in each case, to the reasonable satisfaction of Parent).

(d)            Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Stockholder holding Company Stock shall be entitled to receive that portion of the Merger Consideration represented by such Company Stockholder’s Per Share Portion of the Adjustment Escrow Amount or the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Company Stockholder pursuant to the terms and conditions of the Escrow Agreement or Section 9.17, respectively. The adoption of this Agreement, the other documents ancillary hereto (including the Escrow Agreement) and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Company Stockholders holding Company Stock of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Adjustment Escrow Amount in escrow and the appointment of the Representative, including the retention of the Representative Holdback Amount by the Representative.

Section 2.04           Options.

(a)            Cancellation of Options. In connection with the Merger, effective at the Effective Time, all outstanding options to purchase Common Stock (each, an “Option”) shall automatically be cancelled, without any payment therefor except as otherwise provided in this Section 2.04. Each Option, to the extent vested and unexercised as of the Effective Time, including any such Option that vests in connection with the consummation of the transactions contemplated by this Agreement either in accordance with the terms of the Option Plan under which such Option was issued or as a result of the board of directors (or committee thereof) of the Company taking action, prior to the Effective Time, to accelerate the vesting of such Option, shall thereafter no longer be exercisable but shall entitle the holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (ii) the total number of shares of Common Stock subject to such Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (such amounts payable hereunder being referred to, collectively, as the “Option Payments”), at the same time, in the same manner and subject to the same conditions under which other Company Stockholders receive Per Share Merger Consideration; provided that all Option Payments shall be made through the applicable payroll system of the Company and its Subsidiaries promptly after the Closing, as applicable, and shall be subject to all applicable employment and payroll Tax withholding in accordance with applicable Law. For the avoidance of doubt, and notwithstanding anything set forth in this Agreement to the contrary, any Option that has not vested in accordance with its terms (an “Unvested Option”) shall not be entitled to receive any portion of the Merger Consideration, and shall be automatically cancelled, as of the Closing Date, with no consideration delivered in exchange therefor.

(b)            Surrender of Options. As contemplated in Section 5.09, as soon as practicable after the date hereof, the Company or its designee shall deliver or cause to be delivered to each Option Holder the Information Statement, including (i) a Letter of Transmittal and (ii) instructions for use in effecting the cancellation and termination of the Option in exchange for the portion of Option Payments contemplated to be paid to such Option Holder pursuant to this Section 2.04. As a condition precedent to each Option Holder’s right to receive his or her Option Payment, if any, such Option Holder shall deliver to the Company an executed Letter of Transmittal. Upon receipt by the Company or its designee of such Option Holder’s executed Letter of Transmittal (but in no event earlier than the Effective Time), the Company or its designee shall pay to such Option Holder, subject to any applicable withholdings and subject to adjustment as provided in Section 2.05 hereof, the portion of the Option Payments due under this Section 2.04 with respect to such Option, and the Company shall use reasonable best efforts to make such payment (A) on the Closing Date if all deliveries from the applicable Option Holder are received by the Company at least two (2) Business days prior to the Closing Date or (B) otherwise within five (5) Business days after the date of receipt by the Company of such deliveries from the applicable Option Holder.

(c)            Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, the Company shall not pay to any Option Holder that portion of the Option Payments represented by such Option Holder’s Per Share Portion of the Adjustment Escrow Amount or the Representative Holdback Amount until such time as such amount (or any portion thereof), if any, is distributed to such Option Holder pursuant to the terms and conditions of the Escrow Agreement or Section 9.17, respectively. The adoption of this Agreement and the approval of the Merger by the Requisite Stockholder Approval shall constitute approval by the Option Holders of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Adjustment Escrow Amount in escrow, and the appointment of the Representative, including the retention of the Representative Holdback Amount by the Representative.

(d)            Termination of Option Plan and Awards. At the Closing, the Company shall terminate the Option Plan, to be effective as of and contingent upon the Closing, and deliver to Parent resolutions of the Company’s board of directors reflecting the treatment of the Options as set forth in this Section 2.04.

Section 2.05           Post-Closing Adjustment.

(a)            Promptly, but in any event within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement setting forth Parent’s good faith determination of (i) the Indebtedness of the Company and its Subsidiaries as of the Closing, (ii) the Working Capital of the Company and its Subsidiaries as of the Closing Calculation Time, (iii) the Cash of the Company and its Subsidiaries as of the Closing Calculation Time, (iv) the Company Transaction Expenses as of the Closing, and (v) the resulting calculation of Merger Consideration, together with (x) the balance sheet of the Company and its Subsidiaries from which such determinations were derived, and (y) such other relevant information on which the calculations reflected on such statement are based (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”). Parent shall provide to the Representative any reasonably requested documentation to support the calculations set forth on the Closing Statement (provided, that Parent shall not be required to provide documents that are subject to a confidentiality agreement that has not been waived or provide access to any third party report or work product without the execution of customary third party access and confidentiality agreements), and such calculations shall be prepared in accordance with the terms of this Agreement and the Accounting Policies.

(b)            Prior to any Item of Dispute being submitted to a Valuation Firm, the Representative shall have reasonable access to all books and records and work papers in Parent’s and the Company’s possession and all relevant personnel of the Company who participated in the preparation of the Closing Statement (including those of Parent’s and the Company’s accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Representative related thereto, in each case, subject to the Representative’s execution of customary third party access and confidentiality agreements. If any Item of Dispute is submitted to a Valuation Firm, the Representative shall not contact any personnel of Parent or its Affiliates (including the Company); provided that Parent shall not unreasonably withhold access on the same terms to (i) any books, records or work papers and (ii) the applicable personnel of the Company so long as a representative of Parent may also participate in any communications with such personnel; and, in each case, solely for purposes of facilitating a settlement amongst the parties. Parent shall designate specific persons to coordinate the foregoing access, and the Representative shall not contact any person other than such designees to obtain such access. If the Representative disagrees with Parent’s determination of the Indebtedness, Working Capital, Cash and/or Company Transaction Expenses, in each case as reflected on the Closing Statement, the Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Parent setting forth the Representative’s calculation of each disputed amount (each an “Item of Dispute”). If Parent does not receive a Dispute Notice within forty-five (45) days after delivery by Parent of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties. If Parent receives a Dispute Notice from the Representative within forty-five (45) days after delivery by Parent of the Closing Statement, Parent and the Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Representative of the Dispute Notice, Parent and the Representative shall jointly retain Duff & Phelps LLC to resolve such remaining disagreement; provided that, if Duff & Phelps LLC is then unavailable for such purposes, Parent and the Representative shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement; provided, further, that, in such case, if Parent and the Representative are unable to agree on the choice of such firm, then such firm will be a nationally recognized valuation firm selected by lot (after the Representative and Parent shall have each submitted two proposed firms who do not have a material relationship with such Person and then excluded one firm designated by the other Party) (the firm actually retained pursuant to this sentence, the “Valuation Firm”). Parent and the Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Parent and the Representative shall, and Parent shall cause the Company and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by Parent and the Company of all books and records and work papers (including those of their accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Parent and the Representative. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination(s) shall be based upon the definitions of Indebtedness, Working Capital, Cash, and/or Company Transaction Expenses (as applicable) included herein and the Valuation Firm shall act as an expert, not an arbitrator. All communications with the Valuation Firm must include a representative from each of Parent and the Representative. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.05, shall be based solely on the supporting materials provided by each party and not by independent review and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Parent, on the one hand, and the Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Indebtedness, the Working Capital, the Cash, and the Company Transaction Expenses, in each case as finally determined pursuant to this Section 2.05, are referred to herein as the “Actual Indebtedness,” the “Actual Working Capital,” the “Actual Cash,” and the “Actual Company Transaction Expenses,” respectively.

(c)            Payments to Parent. If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Section 2.05(c) shall be deemed to be equal to the absolute value of such amount), the Representative and Parent shall, within five (5) Business Days after determination of the Net Adjustment Amount, instruct the Escrow Agent to (i) pay to Parent, by wire transfer of immediately available funds from the Adjustment Escrow Account to a bank account designated in writing by Parent, the Net Adjustment Amount, and (ii) release to the Paying Agent, to be distributed to the Company Stockholders in accordance with their Per Share Portions, the balance remaining (if any) of the Adjustment Escrow Account (after any payment made to Parent from the Adjustment Escrow Account pursuant to clause (i) foregoing), including any earnings thereon. Notwithstanding anything herein to the contrary, in no event shall the Representative or any Company Stockholder be required to make any payments in respect of any adjustments pursuant to this Section 2.05 in excess of the then-remaining balance of the Adjustment Escrow Account, including any earnings thereon, or from any source of funds other than the Adjustment Escrow Account.

(d)            Payments by Parent. If the Net Adjustment Amount is positive or zero, within five (5) Business Days after determination of the Net Adjustment Amount, (i) Parent shall pay to the Paying Agent, for further payment to the Company Stockholders in accordance with their respective aggregate Per Share Portion, by wire transfer of immediately available funds, an amount, subject to the last sentence of this Section 2.05(d), equal to the Net Adjustment Amount, if greater than zero, and (ii) Parent and the Representative shall instruct the Escrow Agent to release to the Paying Agent, by wire transfer of immediately available funds, to be distributed to the Company Stockholders in accordance with their Per Share Portions, the balance of the Adjustment Escrow Account, including any earnings thereon. Notwithstanding anything herein to the contrary, in no event shall Parent or any of its Affiliates be required to make any payments in respect of any adjustments pursuant to this Section 2.05 in excess of $2,000,000.

(e)            Notwithstanding anything to the contrary in Section 2.05(c) or (d), with respect to any payment to the Company Stockholders (including release from the Adjustment Escrow Account to the Company Stockholders) that is allocable to the Option Holders (solely with respect to their Options), Parent and the Representative shall ensure that such amount is deposited with the Company for further distribution through the Company’s payroll system in accordance with such Option Holder’s Per Share Portions (determined solely with respect to the Options). All adjustment payments made pursuant to this Section 2.05 shall be treated as adjustments to the Merger Consideration for all applicable Tax purposes.

Section 2.06           Effect of Merger on the Capital Stock of the Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, no par value, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

Section 2.07           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL with respect to appraisal rights (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent prompt notice of any written or other demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal or any Actions raised by the Company’s stockholders in connection with the transactions contemplated by this Agreement. Parent shall control all negotiations and proceedings with respect to demands for appraisal under the DGCL and the Company shall cooperate with Parent in such negotiations and proceedings. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to appraisal, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in accordance with Section 2.02 and Section 2.03, and (ii) promptly following the occurrence of such event, Representative shall remit to the Dissenting Stockholder the portion of the Merger Consideration to which such holder is entitled.

Section 2.08           Withholding. Parent, the Company, and the Company’s Subsidiaries, as applicable, may deduct and withhold from any amounts payable to any Person in connection with the transactions contemplated in this Agreement such Taxes that Parent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law; provided, however, that Parent shall (a) provide written notice to the Representative of any such requirement to deduct or withhold (other than with respect to the Option Payments or as a result of a failure to deliver a tax form in accordance with Section 2.03(c)) at least ten (10) days before the payment to which such deduction or withholding would apply (which notice shall (i) include a copy of the calculation of the amount to be deducted and withheld and (ii) identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction or withholding is required) and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding. To the extent that Parent satisfies its notice obligation, any such amounts that are deducted and withheld, and paid in full to the appropriate Governmental Authority by Parent, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent any of Parent, the Company or a Subsidiary of the Company, as applicable, deducts or withholds any amount from any Person without notice thereof in accordance with this Section 2.08, it shall promptly following the earlier of either (x) demand therefor by the Representative or (y) Parent, the Company, or the applicable Subsidiary of the Company learning that such amount was wrongly withheld, but in any event within two (2) Business Days after such demand, remit to the Representative the entire amount wrongly deducted or withheld.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub as follows, in each case except as set forth in the applicable section of the Disclosure Schedule (subject to Section 9.16):

Section 3.01           Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and its Subsidiaries is duly licensed and qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required except in such jurisdictions where the lack of such licensure or qualification, or the failure to be in good standing, would not, individually or in the aggregate, have or reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. True, complete and correct copies of the Organizational Documents of the Company and its Subsidiaries have been made available to Parent and Merger Sub as in effect on the date of this Agreement and no amendments thereto are pending (except to the extent expressly contemplated by this Agreement). None of the Company or any of its Subsidiaries is in violation of its respective Organizational Documents except, in each case, for any such failures that would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.02           Authorization; Binding Effect. The Company has full corporate power and authority to own, lease and operate its assets and properties and carry on its business as presently conducted. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement and the other documents contemplated hereby to which it is or is specified to be a party, (b) perform its obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby, subject in the case of the Merger to receiving the Requisite Stockholder Approval. The execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which the Company is or is specified to be a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action other than the Requisite Stockholder Approval, which is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any of the documents contemplated hereby and to approve the transactions contemplated hereby and thereby. The Requisite Stockholder Approval will have been duly and validly obtained by virtue of the Stockholder Written Consent delivered to the Company in accordance with the DGCL. This Agreement has been, and on or prior to the Closing the other documents contemplated hereby to which the Company is or is specified to be a party have been or will be duly executed and delivered by the Company and assuming the due authorization, execution and delivery by each of the other parties hereto, constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 3.03           Noncontravention. Neither the execution and delivery of this Agreement by the Company or any other document contemplated hereby by the Company or its Subsidiaries nor the performance of its or their obligations hereunder and thereunder, as applicable, or consummation of the transactions contemplated hereby and thereby will (a) conflict with or violate any provision of the Organizational Documents of the Company and its Subsidiaries, (b) assuming compliance by Parent and Merger Sub with Section 4.03, conflict with or violate any Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject or (c) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation (or right of cancellation), creation or acceleration (or rights thereto) of any rights or obligations under, result in the creation of any Liens, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or require any consent or notice under, any Material Contract, except, in the case of clauses (b) and (c), where the conflict, breach, violation, default, right, termination, cancellation, creation or acceleration, or failure to obtain consent or provide notice, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except for the applicable requirements of the HSR Act and the filing of the Certificate of Merger, and except as set forth on Schedule 3.03 in the Disclosure Schedule, neither the execution and delivery of this Agreement or the documents contemplated hereby nor the performance or consummation of the transactions contemplated hereby and thereby will require any consent or approval of, notice to or declaration or filing with any Governmental Authority or other Person with respect to the Company or any of its Subsidiaries, other than consents, approvals, notices, declarations or filings the failure of which to obtain would not, individually or in the aggregate, prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby.

Section 3.04           Capitalization; Subsidiaries.

(a)            The authorized capital stock of the Company consists of 200,000 shares of Common Stock. At the close of business on the date hereof, 114,195.55 shares of Common Stock are issued and outstanding, 85,804.45 shares of Common Stock are held in treasury, Options with respect to an aggregate of 13,307.80 shares of Common Stock are issued and outstanding, and 1,444.27 shares of Common Stock are subject to issuance pursuant to the terms of the Option Plan. Schedule 3.04(a) in the Disclosure Schedule contains a true, correct and complete list of the authorized, issued and outstanding Equity Interests of the Company, including each Person who, as of the date hereof, is the record and beneficial owner of any (i) shares of Common Stock, together with the number of shares of Common Stock held by such Person and (ii) Options, together with the number of shares of Common Stock subject to each such Option, the number of Options that are, as of the date of this Agreement, expected to vest in connection with the closing of the transaction contemplated by this Agreement, and the exercise price per share. All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, were issued in compliance with applicable Laws, were not issued in breach or violation of any pre-emptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the Company’s Organizational Documents, and are owned beneficially and of record by the Person set forth on Schedule 3.04(a) in the Disclosure Schedule, free and clear of all Liens other than (i) general restrictions on transfer arising under the Securities Act and applicable state securities Laws and (ii) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment of the Indebtedness of the Company and its Subsidiaries set forth on the Indebtedness Payoff Schedule pursuant to the Payoff Letters).

(b)            Schedule 3.04(b) in the Disclosure Schedule sets forth each of the Company’s Subsidiaries and, with respect to each such Subsidiary, its jurisdiction of incorporation, formation or organization. Other than the Subsidiaries, none of the Company or any Subsidiary of the Company owns any Equity Interest (or the right or obligation to acquire any Equity Interest) of any Person. Except as set forth on Schedule 3.04(b) in the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other Equity Interests of each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, were issued in compliance with applicable Laws, were not issued in breach or violation of any pre-emptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under such Subsidiary’s Organizational Documents, and are wholly owned beneficially and of record, directly or indirectly, by the Company or one of the Company’s Subsidiaries, free and clear of all Liens other than (i) general restrictions on transfer arising under the Securities Act and applicable state securities Laws, and (ii) any Permitted Liens. Other than the Company’s Subsidiaries set forth on Schedule 3.04(b) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity. Each of the Company’s Subsidiaries identified on Schedule 3.04(b) in the Disclosure Schedule is a corporation, limited liability company, or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its state of incorporation or organization and has full organizational power and authority to own, lease and operate its properties and carry on its business as presently conducted. Each of the Company’s Subsidiaries has the requisite organizational power and authority to execute and deliver the documents and agreements contemplated by this Agreement to which such Subsidiary is a party, perform its obligations thereunder and consummate the transactions contemplated thereby. The execution and delivery by each of the Company’s Subsidiaries of the documents and agreements contemplated by this Agreement to which such Subsidiary is a party, the performance by such Subsidiary of its obligations thereunder and the consummation by such Subsidiary of the transactions contemplated thereby have been authorized by all requisite organizational action. Each of the Company’s Subsidiaries identified on Schedule 3.04(b) in the Disclosure Schedule is duly licensed and qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required, except in such jurisdictions where the lack of such licensure or qualification, or the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. On or prior to the Closing the other documents contemplated by this Agreement to which any of the Company’s Subsidiaries is or is specified to be a party will be duly executed and delivered by such Subsidiary and assuming the due authorization, execution and delivery by each of the other parties thereto, if any, will constitute, the legal, valid and binding obligation of such Subsidiary, enforceable in accordance with their terms and conditions, subject to the Enforceability Exceptions.

(c)            There are no outstanding shares of Common Stock or other Equity Interests of the Company, other than the Company Stock and Options. Except for the Options set forth on Schedule 3.04(a) in the Disclosure Schedule, there are (i) no securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights, “phantom” rights, appreciation rights, or other contracts or commitments relating to the Common Stock or any other Equity Interests of the Company or any of its Subsidiaries, and no obligations that require or could require the Company or any of its Subsidiaries to issue, sell, deliver, or cause to be issued, sold or delivered, or otherwise cause to become outstanding any of Common Stock or other Equity Interests of the Company or any of its Subsidiaries or any securities convertible into or exercisable for such shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, (iii) no outstanding or authorized calls, stock appreciation, phantom stock, stock-based performance units, profit participation, restricted stock, restricted stock units, other equity-based compensation awards, equity equivalents or other similar rights of or with respect to the Company or any of its Subsidiaries, and (iv) no repurchase, redemption or other obligation of the Company to acquire any shares of the foregoing securities, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries. Except for the Equity Agreements, there are no voting trusts, stockholder agreements, or other Contracts or understandings with respect to the voting or transfer of the Common Stock or other Equity Interests of the Company or any of its Subsidiaries.

Section 3.05           Broker’s Fees. Except as set forth on Schedule 3.05 in the Disclosure Schedule, neither the Company nor its Subsidiaries has any Liability or obligation to pay any fees or commissions to any financial advisor, investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.06           Financial Statements; Undisclosed Liabilities.

(a)            Set forth on Schedule 3.06 in the Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)            the audited consolidated balance sheet of the Company and its Subsidiaries as of such time for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended (other than with respect to BBC Industries, Inc., which shall be unaudited for the fiscal year ended December 31, 2022); and

(ii)            the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2023 (the “Most Recent Balance Sheet”) and the related statements of operations and stockholders’ equity for the three-month period then ended (together with the Most Recent Balance Sheet, collectively, the “Most Recent Financial Statements”).

(b)            The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of the times and dates and for the periods referred to therein, and were, except as set forth on Schedule 3.06(b), prepared in accordance with GAAP consistently applied throughout the periods involved; provided, however, that the Most Recent Financial Statements are subject to normal year-end recurring adjustments (which are not, individually or in the aggregate, material) and lack footnotes and other immaterial presentation items. The amounts reflected in the Financial Statements as receivables continue to represent bona fide receivables due from customers to the Company and its Subsidiaries.

(c)            There is no Liability, debt or obligation of or claim against the Company or any of its Subsidiaries, except for Liabilities and obligations (i) specifically reflected on and reserved against on the Financial Statements or expressly disclosed in the notes thereto, (ii) that have arisen since the Most Recent Balance Sheet in the Ordinary Course, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (iii) disclosed in the Disclosure Schedule or (iv) which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries in the aggregate.

Section 3.07           Absence of Changes. Since December 31, 2022, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.07 in the Disclosure Schedule, from the date of the Most Recent Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the Ordinary Course, and none of the Company or any of its Subsidiaries has:

(a)            (i) transferred, issued, authorized for issuance, sold, pledged, encumbered or disposed of any Equity Interests, or other ownership interests in, the Company or any of its Subsidiaries, (ii) granted options, warrants or other rights to purchase or otherwise acquire any Equity Interests of, or other ownership interests in, the Company or any of its Subsidiaries or (iii) repurchased, redeemed or otherwise acquired or cancelled any Equity Interests of, or other ownership interests in, the Company or any of its Subsidiaries;

(b)            amended its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(c)            sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of its assets or properties except for inventory in the Ordinary Course;

(d)            canceled any Liabilities owed to the Company or any of its Subsidiaries, or waived any claims or rights in favor of the Company of any of its Subsidiaries, except for cancellations made or waivers granted in the Ordinary Course;

(e)            made any loan, capital contribution or advance to any Person, other than advancements of expenses made to employees, independent contractors, directors, consultants and advisors and prepayments made to vendors, in each case in the Ordinary Course;

(f)            acquired any material assets or the assets or business of any Person (including by merger or consolidation) for a value in excess of $1,000,000 per acquisition or $3,000,000 in the aggregate for all such acquisitions;

(g)            incurred Indebtedness, other than (i) borrowings under any revolving facility under the Credit Agreement or any credit card line of credit and the accrual of interest on amounts outstanding, and (ii) capital leases, in each case, incurred in the Ordinary Course;

(h)            mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any material portion of its assets;

(i)            made any material capital expenditures or commitments therefor;

(j)            transferred, assigned or granted any license or sublicense under or with respect to any material Company Intellectual Property or material Company IP Agreements, other than non-exclusive licenses granted in the Ordinary Course;

(k)            abandoned or allowed the lapse of or failed to maintain in full force and effect any material Company IP Registration or failed to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property resulting in disclosure thereof;

(l)            materially changed its accounting methodologies or practices, including Tax accounting methodologies or practices, except as required by Law or GAAP;

(m)            made, rescinded or changed any Income Tax or other material Tax election, changed any Tax accounting period, filed any amended Income Tax or other material Tax Return, entered into any closing agreement, settled any Income Tax or other material Tax claim, assessment or Liability, surrendered any right to claim a refund of Income Taxes or other material Taxes, or consented to any extension or waiver of the limitation period applicable to any Income Tax or other material Tax claim or assessment;

(n)            granted or paid any material increase in the compensation of any of its directors, officers or employees, other than in the Ordinary Course or as required by Law or existing contractual arrangement and other than any bonus or similar payments the payment of which would be reflected in the determination of Company Transaction Expenses;

(o)            (i) adopted, terminated, or materially amended or modified any material Employee Benefit Plan for the benefit or to the detriment of any of its directors, officers or employees, other than in the Ordinary Course or as required by Law, (ii) materially changed salaries or compensation opportunities of the employees, or (iii) hired any person who would constitute a Key Personnel or terminated any Key Personnel;

(p)            commenced, settled, paid, compromised or otherwise disposed of any Action seeking damages, requiring settlement payments in excess of $125,000, or that would impose any ongoing obligations or restrictions on the Company or any of its Subsidiaries;

(q)            taken any action that, if taken after the date hereof, would require consent of Parent or Merger Sub pursuant to Sections 5.01(b)(x), (xv) or (xvii); or

(r)            entered into any Contract or commitment to do any of the foregoing (other than this Agreement).

Section 3.08           Legal Compliance. Except as set forth on Schedule 3.08 in the Disclosure Schedule, the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or the operation of their business, or by which any material property or asset of the Company or its Subsidiaries is bound. During the past three (3) years, none of the Company and its Subsidiaries has received any written notice, order, complaint or other communication in writing or, to the Company’s Knowledge, any oral communication, from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to the Company or any of its Subsidiaries or the operation of their business, or by which any material property or asset (including Owned Real Property and Leased Real Property) of the Company or its Subsidiaries is bound. The Company and its Subsidiaries have and are in possession of all licenses, authorizations, permits and registrations of Governmental Authorities necessary to carry on their business as now conducted including those required to use and occupy the Owned Real Property and Leased Real Property, that are material to the operations of the Company and its Subsidiaries (the “Permits”). A true, complete and correct list of all such Permits (other than (a) qualifications to do business in any state, (b) state and local Tax identification numbers and similar qualifications and (c) general business licenses for any locality) set forth on Schedule 3.08 of the Disclosure Schedule. The Company and its Subsidiaries are in compliance in all material respects with all such Permits.

Section 3.09           Title to Assets. Except for immaterial, obsolete or unused personal property and assets that have been sold or otherwise disposed of by the Company and its Subsidiaries in the Ordinary Course since the date of the Most Recent Balance Sheet (and, from and after the date of this Agreement, in compliance with the terms of this Agreement), the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the real properties and tangible assets used in the conduct of their business as currently conducted, including all the properties and assets reflected or contemplated as owned, leased or licensed in the Most Recent Balance Sheet, free and clear of all Liens except (i) as set forth on Schedule 3.09 in the Disclosure Schedule, and (ii) Permitted Liens. The tangible assets and properties of the Company are in good operating condition and repair (normal wear and tear expected), suitable for their intended uses in the Ordinary Course and free from patent and latent defects, except as would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10           Real Property.

(a)            Schedule 3.10(a) in the Disclosure Schedule sets forth the address of each parcel of Owned Real Property. The Owned Real Property set forth in Schedule 3.10(a) is all of the real property owned by the Company and its Subsidiaries. With respect to each parcel of Owned Real Property: (i) the Company or one of its Subsidiaries has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) access (pedestrian and vehicular) is provided by public rights of way adjoining the Owned Real Property; (iii) to the Knowledge of the Company, the Owned Real Property is not served by any appurtenant easements; and (iv) except as set forth on Schedule 3.10(a) in the Disclosure Schedule, no person claims a right to possession to all or any part of the Owned Real Property, the Company or any one of its Subsidiaries has not leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) except for the purchase right set forth herein, there are no outstanding options, rights of first offer, rights of first refusal, option, purchase contract, or any other agreement to purchase or acquire from the Company or any of its Subsidiaries all or any part of, or any interest in, the Owned Real Property or obligations by the Company or any of its Subsidiaries to sell, lease, sublease, license assign, encumber or dispose of, such Owned Real Property or any portion thereof or interest therein.

Schedule 3.10(b) in the Disclosure Schedule sets forth the address of each parcel of Leased Real Property under all Leases to which the Company or any of its Subsidiaries is a party, and a true and complete list of all Leases for each such parcel of Leased Real Property together with a list of the parties, date of lease and any amendments thereto. The Company has made available to Parent a true and complete copy of each such Lease. Except as set forth on Schedule 3.10(b) in the Disclosure Schedule, the Company and its Subsidiaries have not subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease. With respect to each of the Leases: (i) the Company or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary party thereto and in full force and effect and, to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles; and (ii) neither the Company or the applicable Subsidiary party thereto nor, to the Knowledge of the Company, any other party thereto, is in material breach or material default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such material breach or material default. Neither the Company nor any of its Subsidiaries has given the counterparty to any Lease, nor received from the counterparty of any such Lease, a written notice asserting a breach or default on the part of the other which remains uncured. Neither the Company nor any Subsidiary is currently auditing any Lease counterparty’s books or records, and, to the Knowledge of the Company, no sum is presently due and owing to or by the Company or any Subsidiary as a result of any audit of any counterparty’s books or records under a Lease as of the date hereof.

(b)            To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Real Property are in good condition and repair, normal wear and tear excepted. There is no existing, or to the Company’s Knowledge, contemplated condemnation action with respect to the Owned Real Property, and neither Company nor any Subsidiary has received written notice of any threatened condemnation action with respect to the Owned Real Property. To the Company’s Knowledge, there is no pending litigation relating to the ownership of the Owned Real Property. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice of any claim, demand, suit, unfiled lien, proceeding or litigation relating to or affecting the Owned Real Property that would materially and adversely affect or limit the use and enjoyment of the Owned Real Property and the conduct of the business thereon as currently conducted.

(c)            Except as set forth on Schedule 3.10(d), neither the Company nor any of its Subsidiaries have contracted for any material construction work to be performed on any of the Owned Real Properties or Leased Real Properties which such material construction work will be ongoing following the Closing.

(d)            There are no pending or, to the Knowledge of the Company, threatened proceedings or actions to revoke or modify the zoning of the Owned Real Property or any part thereof.

Section 3.11           Tax Matters.

(a)            The Company and its Subsidiaries have (i) timely filed, or have caused to be filed, all federal Income Tax and other material Tax Returns required to be filed by them under applicable Tax Law, which Tax Returns are true, correct, and complete in all material respects and (ii) timely paid all federal Income Taxes and other material Taxes required to be paid by them under applicable Tax Law (whether or not shown or required to be shown on any Tax Return).

(b)            The Company and its Subsidiaries have withheld or collected, and paid to the proper Governmental Authority, all material Taxes required to have been withheld or collected and remitted (including Taxes arising as a result of payments or distributions to (i) the equityholders of the Company and (ii) employees or independent contractors of the Company and its Subsidiaries). The Company and its Subsidiaries have, in all material respects, complied with all information reporting and back up withholding requirements and have maintained all required records with respect thereto in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, equityholder or other third party.

(c)            There is no audit or administrative or judicial Tax proceeding currently pending against the Company or any of its Subsidiaries in respect of any material Taxes of the Company or such Subsidiary. There is no material Tax assessment or deficiency asserted in writing against the Company or any of its Subsidiaries that has not been paid, settled or otherwise resolved or adequately reserved for. Within the last three (3) years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction. None of the Company or any of its Subsidiaries is subject to Tax outside of its country of organization or incorporation.

(d)            There are no Liens on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax other than Permitted Liens.

(e)            None of the Company or any of its Subsidiaries has waived any statute or period of limitations with respect to any material Taxes or agreed, or been requested by any Governmental Authority to agree, to any extension of time with respect to any Tax (other than extensions of any statute or period of limitations resulting from an extension of time within which to file a Tax Return requested in the Ordinary Course and granted automatically). No extension of time within which to file any Tax Return of the Company or any of its Subsidiaries has been requested or granted and that currently is in effect (other than extensions filed in the Ordinary Course and granted automatically).

(f)            Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any Liability for the Taxes of any other Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (excluding any Contracts, the primary subject matter of which is not Taxes).

(g)            None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Closing Date; (ii) intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) advance payments, prepaid amounts or other similar amounts (including payments in respect of deferred revenue) received prior to the Closing Date and outside the Ordinary Course; or (v) election under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(h)            Within the past two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            None of the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) and if applicable each of the Company and its Subsidiaries has properly reported being a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(1).

(j)            All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign Tax Law).

(k)            The Company and its Subsidiaries have materially complied with all of their obligations related to abandoned and unclaimed property.

Section 3.12           Intellectual Property.

(a)            Schedule 3.12(a) in the Disclosure Schedule sets forth a correct, current, and complete list of (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner, if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, and (ii) the material proprietary Software of the Company.

(b)            Excluding (i) non-exclusive licenses granted to customers of the Company and its Subsidiaries with regard to the Company Intellectual Property in the Ordinary Course and (ii) standard uncustomized commercially available software licenses entered into by the Company and its Subsidiaries in the Ordinary Course, or (iii) master services agreements by which the Company gains an irrevocable, royalty-free non-exclusive license to use background Intellectual Property incorporated into products and services created and delivered under such agreements, or (iv) Intellectual Property development and confidentiality agreements entered into with employees of the Company in the Ordinary Course on standard forms of agreement that were previously made available to Parent, Schedule 3.12(b) in the Disclosure Schedule sets forth a correct, current, and complete list of all material Company IP Agreements, separately identifying the Company IP Agreements: (A) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (B) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (C) which otherwise relate to the Company’s ownership or use of Intellectual Property. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each material Company IP Agreement is, in all material respects, valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any material Company IP Agreement.

(c)            The Company and its Subsidiaries own exclusively, free and clear of all Liens, other than Permitted Liens, all Company IP Registrations and all other Intellectual Property that the Company or any of its Subsidiaries purport to own including all proprietary Software developed by or for the Company by employees or independent contractors. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or such Intellectual Property has vested in the Company or one of its Subsidiaries by operation of applicable Law. The Company has provided copies of such written Contracts with each current and former employee and independent contractor or representative standard form Contracts corresponding to those signed by employees and independent contractors. None of the material Company Intellectual Property is jointly owned with another Person. The Company and its Subsidiaries have the valid and enforceable right to use all other material Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, including with regard to any material Licensed Intellectual Property. Except as set forth on Schedule 3.12(c), for all of the patents and patent applications owned or purported to be owned by the Company, in whole or in part, the Company has an executed assignment in favor of the Company or an Affiliate thereof for each of the foregoing.

(d)            The Company and its Subsidiaries own, license or otherwise have a right to use (without regard to any action taken by or at the direction of Parent or any business plan of Parent) all of the Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(e)            All of the Company Intellectual Property is, to the Knowledge of the Company and its Subsidiaries, valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements or agreements including suitable non-disclosure provisions. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)            Except as set forth on Schedule 3.12(f) in the Disclosure Schedule, (i) the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and the products, processes and services of the Company and its Subsidiaries do not infringe, misappropriate or otherwise conflict with any Intellectual Property of any other Person, and (ii) no Person is currently infringing upon, misappropriating or otherwise conflicting with any Company Intellectual Property. The Company and its Subsidiaries have not in the past four (4) years received any written notice or claim asserting that any such infringement, misappropriation or other conflict has or may have occurred with regard to the operation of the respective businesses of the Company and its Subsidiaries as currently conducted and formerly conducted and the products, processes and services of the Company and its Subsidiaries.

(g)            The Company and its Subsidiaries have not in the past four (4) years received any written notice or claim challenging the ownership, use, validity or enforceability of any Company Intellectual Property including any Company IP Registrations. There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) currently or at any time in the past four (4) years pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company and its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company and its Subsidiaries alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective writ, ruling, award, judgment, order, decree or injunction of any Governmental Authority (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any material Company Intellectual Property or, to the Knowledge of the Company and its Subsidiaries, the Licensed Intellectual Property.

(h)            None of the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(i)             No government funding or facilities of any university, college or other educational institution or research center was used in the development of any Intellectual Property owned by any Company and its Subsidiaries.

(j)             No Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into any Software owned by the Company or a Subsidiary, or (ii) distributed Open Source Materials in conjunction with any Software owned by the Company or a Subsidiary, in each case in an OSS Triggering Manner.

(k)            Any Software owned by the Company or a Subsidiary (A) performs in material conformance with its documentation and is free from any material software defect and (B) to the Knowledge of the Company and its Subsidiaries does not contain any virus, software routine or hardware component (1) designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software and (2) that would reasonably be expected to materially impair the operation or functionality of such Software. The Company and each Subsidiary has possession of, or access to, the source code for each material version of Software owned or developed by or on behalf of the Company or a Subsidiary, as well as all material documentation related thereto. None of the Company and its Subsidiaries nor any current or former employee or independent contractor thereof has licensed, distributed or otherwise disclosed to any Person any source code for any Software owned by the Company and its Subsidiaries, other than employees or contractors performing services on behalf of the Company or its Subsidiaries and bound by a written non-disclosure agreement. None of the Company or any of its Subsidiaries is a party to a source code escrow agreement or otherwise obligated to make any source code owned thereby available to any other Persons.

(l)             All Company IT Systems are sufficient for the operation of the Company’s and each Subsidiary’s business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has maintained an information security program that includes safeguards designed to protect the confidentiality, availability, security, and integrity of the Company IT Systems (including Personal Information), including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(m)            The Company is, and for the past three (3) years has been, in compliance in all material respects with, all applicable privacy laws in the processing of Personal Information in the course of business. With respect to any payment card transactions or information processed in any way (including any processing, storing or communication of transaction data or payment card data), the Company is in compliance in all material respects with the PCI-DSS applicable to the business.

(n)            The Company implements, materially follows, and maintains privacy policies providing materially complete and accurate notice of the data privacy practices of the Company regarding the processing of Personal Information. No disclosure or representation made or contained in the Company’s privacy policy has been materially inaccurate, misleading, deceptive or in material violation of any privacy laws (including by containing any material omission).

Section 3.13           Contracts and Commitments.

(a)            Schedule 3.13(a) in the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party (other than one-time purchase orders and statements of work) (such Contracts set forth or required to be set forth on Schedule 3.13(a), each, a “Material Contract”); provided that Employee Benefit Plans listed on Schedule 3.17 in the Disclosure Schedule do not have to be listed (provided that such Contracts may still constitute a “Material Contract” hereunder):

(i)            any employment Contract or consulting Contract with any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries pursuant to which the Company or its Subsidiaries have future Liability, excluding for such purpose, any future Liabilities in respect of Options, in excess of $150,000 per annum with respect to such director, officer, employee or individual independent contractor’s base compensation or is not terminable by the Company and its Subsidiaries upon notice of thirty (30) calendar days or less;

(ii)           any covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party or that otherwise restricts the ability of the Company or any of its Subsidiaries to enter into, compete or engage in any business or activity;

(iii)          any Contract or group of related Contracts with respect to a single transaction or series of related transactions under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, (x) any real property or (y) tangible personal property owned or leased by the Company or such Subsidiary which requires payments in excess of $100,000 per annum and is not terminable for convenience by the Company and its Subsidiaries upon notice of thirty (30) calendar days or less;

(iv)          any Contract relating to the lending, incurrence, assumption, or guarantee of any Indebtedness (not including clauses (ix)-(xii) of the definition thereof) (other than intercompany loans among the Company and its Subsidiaries, advances to employees of the Company or any of its Subsidiaries or trade credit provided, purchases of equipment or materials made under conditional sales contracts and surety bonds, performance bonds or similar instruments, in each case incurred in the Ordinary Course);

(v)           any partnership, strategic alliance or joint venture agreement;

(vi)          any Contract (other than any standard purchase order, master services agreement or pricing agreement) for the sale, distribution, or servicing of goods or services that provides for payments to the Company or any of its Subsidiaries in excess of $250,000 per annum and is not terminable for convenience by the Company and its Subsidiaries upon notice of thirty (30) calendar days or less;

(vii)         any Contract with a Key Customer, Key Supplier or Governmental Authority;

(viii)        any Contract granting the exclusive right to purchase or distribute products or services to any Person (including, as the case may be, the Company or any of its Subsidiaries);

(ix)          any Contract granting a “most favored nation” or similar provision in favor of any Person (including, as the case may be, the Company or any of its Subsidiaries);

(x)           any Contract that obligates the Company or any of its Subsidiaries to make any earn-out or similar payments based on future performance of an acquired business or assets;

(xi)          any Contract for the purchase of goods or services that provides for annual payments by the Company or any of its Subsidiaries in excess of $250,000 and is not terminable for convenience by the Company and its Subsidiaries upon notice of thirty (30) calendar days or less;

(xii)         any Contract (A) containing exclusivity, minimum quantity obligations, “take or pay” obligations or other similar restrictions; or (B) granting a right of first refusal, first offer or first negotiation, in each case, in favor of any Person (including, as the case may be, the Company or any of its Subsidiaries);

(xiii)        any collective bargaining agreement or other Contract with any labor union, labor organization or other similar representative of employees of the Company and its Subsidiaries;

(xiv)        any settlement or similar Contract pursuant to which the Company or any of its Subsidiaries will have any outstanding material obligations (not including customary confidentiality obligations) after the Closing Date;

(xv)         any Contract for capital expenditures or the acquisition of fixed assets in excess of $100,000;

(xvi)        any material Permits;

(xvii)       any Contract for the sale of any assets of the Company or any of its Subsidiaries other than in the Ordinary Course; or

(xviii)      any Contract relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the operating assets or capital stock of any other Person entered into after December 31, 2022, and any letters of intent in or respect of any potential acquisitions not yet consummated.

(b)            The Company has made available for inspection by Parent a true and correct copy of each Contract, lease, license, instrument or other agreement listed or required to be listed on Schedule 3.13(a) in the Disclosure Schedule (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b) in the Disclosure Schedule, the Company or the applicable Subsidiary or Subsidiaries party thereto, and, to the Knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract is a legal, valid and binding obligation of the Company or the applicable Subsidiary or Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or the applicable Subsidiary or Subsidiaries party thereto and, to the Knowledge of the Company, the counterparties thereto in accordance with its terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

Section 3.14           Insurance. Schedule 3.14 in the Disclosure Schedule lists each insurance policy maintained by the Company and its Subsidiaries with respect to the properties, assets, business, operations and employees (excluding, for the avoidance of doubt, any insurance policies relating to Employee Benefit Plans) of the Company and its Subsidiaries. True and complete copies of such insurance policies have been made available for inspection by Parent. All such policies are in full force and effect and none have been permitted to lapse or abandoned. The Company and its Subsidiaries are not in default in any material respect regarding its obligations under any of such insurance policies, and all premiums with respect thereto have been paid in full to the extent due. There are no material claims by the Company and its Subsidiaries pending under any of such insurance policies as to which coverage has been denied by the underwriters of such policies. The Company and its Subsidiaries have not received written notice of cancellation, termination, premium increase or material alteration of coverage with respect to any of such insurance policies.

Section 3.15           Litigation. Except as set forth on Schedule 3.15 in the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant) before or by any Governmental Authority, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, nor has there been any such Action pending, or, to the Knowledge of the Company, threatened in the past three (3) years. Except as set forth on Schedule 3.15 in the Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to any outstanding writ, ruling, award, judgment, order, decree or injunction of any court or other Governmental Authority.

Section 3.16           Labor Matters.

(a)            Schedule 3.16(a) in the Disclosure Schedule contains a complete and accurate list of the employees employed by the Company as of the date set forth on Schedule 3.16(a) of the Disclosure Schedule, identifying for each such individual the following: (i) name, (ii) job title (including whether full or part time), (iii) whether classified as exempt or non-exempt for wage and hour purposes under applicable Law, (iv) hire date, (v) current annual base compensation rate or hourly wage rate, as applicable, (vi) commission, bonus, or other incentive-based compensation and (vii) work location by state.

(b)            The Company and its Subsidiaries are not party to any collective bargaining agreement with respect to employees of the Company and its Subsidiaries. To the Knowledge of the Company, there are no current union organizing activities among the employees of the Company and its Subsidiaries. Within the past three (3) years, there has been no work stoppage, slowdown, strike, unfair labor practice charge or other material labor dispute by or with employees of the Company and its Subsidiaries (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened. Within the past three (3) years, there has been no charge or complaint of an unfair labor practice filed or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board.

(c)            Except as set forth on Schedule 3.16(c) in the Disclosure Schedule, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, fair employment practices, terms and conditions of employment, occupational safety and health, workers’ compensation, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt or non-exempt employees under applicable wage Laws), overtime compensation, withholding and reporting relating to compensation, reasonable accommodation, disability rights, hiring, promotion and termination of employees, plant closures and layoffs, employee leaves of absences, paid and unpaid time off, record-keeping, labor relations, pay transparency, pay equity, working conditions, meal and rest break periods, unemployment insurance, and immigration.

(d)            The Company and its Subsidiaries are not liable for any material arrears of wages or severance pay, in each case, that as of the date hereof, have come due and payable, or any penalty for failure to comply with any of the foregoing, and the Company and its Subsidiaries are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)            Except as set forth on Schedule 3.16(e)(i), there are not any, and for the past three (3) years there have not been any, Actions regarding wrongful (including constructive) discharge, employment discrimination, retaliation or harassment, equal pay, reasonable accommodation, disability rights or benefits, immigration, employee classification, child labor, employee privacy, workers’ compensation, occupational health and safety, sick leave, wage and hours, or other labor- or employment-related Actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any applicant, employee, or independent contractor of the Company and its Subsidiaries. Except as set forth on Schedule 3.16(e)(ii), there are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability. During the last three (3) years, none of the Company or any of its Subsidiaries has entered into any settlement agreement or conducted (or been required under any applicable Law to conduct) any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any employee or independent contractor of the Company or its Subsidiaries.

(f)            The Company and its Subsidiaries are, and in the past three (3) years have been, in compliance in all material respects with the United States Worker Adjustment and Retraining Notification Act of 1988 and all applicable analogous foreign, state and local Laws (collectively, “WARN”). For the past six (6) months prior to the date hereof, the Company and its Subsidiaries have not implemented any “plant closing” or “mass layoff” or similarly defined term (in each case, as defined in WARN) that would implicate or trigger any notice or other obligations under WARN.

(g)            The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, including maintaining timely, accurate and complete Form I-9s with respect to each of their respective former and current employees as required by and in accordance with applicable Law concerning immigration and employment eligibility verification obligations. All employees of the Company and its Subsidiaries who perform work in the United States are authorized for employment in the United States in accordance with all applicable Laws, including the Immigration Reform and Control Act. To the Knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company or its Subsidiaries in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under applicable Law.

(h)            For the three (3) years prior to the date hereof, except as would not result in material liability for the Company and its Subsidiaries, (i) all current and former employees of the Company and its Subsidiaries classified as exempt under applicable wage and hour Laws satisfy (or satisfied) the requirements of such applicable Laws to be classified as exempt, including from overtime, minimum wage, and record-keeping requirements, as applicable, and (ii) each current and former independent contractor of the Company and its Subsidiaries satisfies (or satisfied) the requirements of applicable Law to be classified as an independent contractor, and no current or former independent contractor is (or was) entitled to be classified as an employee of the Company or its Subsidiaries. To the Knowledge of the Company, in the past three (3) years, no current or former independent contractor providing material services to the Company or its Subsidiaries has made any claim to the Company or its Subsidiaries (whether verbally or in writing) that he or she is (or was) or should be (or should have been) classified as an employee of the Company or its Subsidiaries.

(i)            Except as set forth on Schedule 3.16(h), no current employee with annualized compensation in excess of $100,000 has informed the Company or its Subsidiaries (whether orally or in writing) of any plan to terminate their employment with the Company or its Subsidiaries within the twelve (12) month period following the Closing. To the Knowledge of the Company, no employee of the Company or its Subsidiaries is a party to or bound by any agreement that materially restricts or limits in any way the work in which he or she may be engaged on behalf of the Company or its Subsidiaries other than for the benefit of the Company or its Subsidiaries.

(j)            With respect to each Government Contract, during the three (3) years prior to the date hereof, the Company and its Subsidiaries party to such contract are and have been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and its Subsidiaries maintain and comply in all material respects with affirmative action plans in material compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company and its Subsidiaries are not, and have not been for the past three (3) years, the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any government contract or related compliance with E.O. 11246, Section 503, and VEVRAA. To the knowledge of the Company, none of the Company or any of its Subsidiaries has been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.17           Employee Benefits.

(a)            Schedule 3.17(a) in the Disclosure Schedule contains a list of each material Employee Benefit Plan, other than any such Employee Benefit Plans that are employment agreements, employment contracts or consulting agreements with any director, officer, employee or independent contractor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries have future Liability, excluding for such purpose any future Liabilities in respect of Options, less than $150,000 per annum with respect to such director, officer, employee or independent contractor’s base compensation or that are terminable by the Company and its Subsidiaries upon notice of thirty (30) calendar days or less. With respect to each such material Employee Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Employee Benefit Plan document currently in effect, including any amendments thereto, (ii) the most recently prepared actuarial report and annual report (Form 5500 or other report required under applicable local Law and any schedules and financial statements attached thereto), (iii) the most recent summary plan description, and all summaries of modifications related thereto, (iv) the most recent trust agreements and insurance policies currently in effect related to such Employee Benefit Plan, (v) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to such Employee Benefit Plan, (vi) all material and non-routine correspondence to or from any Governmental Authority relating to such Employee Benefit Plan within the past three years, and (vii) all coverage, nondiscrimination, top-heavy and Section 415 of the Code limit tests performed with respect to such Employee Benefit Plan for the last plan year.

(b)            Each Employee Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and the applicable requirements of ERISA, the Code and other applicable Law.

(c)            Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code with its related trust intended to be exempt from Tax under Section 501(a) of the Code is, to the Company’s Knowledge, so qualified and has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service.

(d)            No Action with respect to the administration or the investment of the assets of any material Employee Benefit Plan (other than routine claims for benefits) is pending, which could reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries. To the Company’s Knowledge, no Employee Benefit Plan is under investigation, audit or review, by the Internal Revenue Service, U.S. Department of Labor or any other Governmental Authority, and to the Company’s Knowledge, no such investigation, audit or review has been threatened by any Governmental Authority. No “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan for which an exemption is not available and that would reasonably be expected to result in material Liability to the Company or such Employee Benefit Plan. The Company has not incurred, nor reasonably expects to incur any material penalty, Tax, fine, Lien, or Liability with respect to its noncompliance with ERISA, the provisions of the Code or any other Law, in each case, applicable to the Employee Benefit Plans, including Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)            No Employee Benefit Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) a multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, and the Company has not incurred any Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal Liability or as a result of an ERISA Affiliate) that remains outstanding. None of Company nor any Employee Benefit Plan provides or is obligated to provide (or contribute toward the cost of) post-employment or post-termination death or medical benefits, with respect to any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code (or similar state law) for which the covered individual pays the full premium cost.

(f)            The Company is, and at all relevant times has been, in all material respects, in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder, including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the information reporting requirements under Sections 6055 and 6056 of the Code.

(g)            No Option (or other right to acquire any equity interest in the Company) is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code satisfies in form and operation in all material respects with the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder. The Company does not have any obligation (whether pursuant to an Employee Benefit Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A or 4999 of the Code.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the other operative documents (either alone or upon the occurrence of any additional or subsequent event) shall (i) entitle any current or former employee, independent contractor, officer or director of or to the Company to severance, retention or change of control benefits, or any other similar payment (whether pursuant to an Employee Benefit Plan or otherwise), (ii) otherwise materially increase the amount of compensation due to any current or former employee, independent contractor, officer or director of or to Company or forgive indebtedness owed by any such individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, except to the extent required by Section 411(d)(3) of the Code or (iv) result, either alone or together with any other payments or benefits, in any payment or benefits that constitute or would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code.

Section 3.18           Environmental Matters. Except as set forth on Schedule 3.18 in the Disclosure Schedule:

(a)            The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance with Environmental Laws, and possess and are in compliance with all Permits required pursuant to Environmental Laws to conduct their business operations and occupy and use the Owned Real Property and Leased Real Property, except where noncompliance with Environmental Laws or the failure to possess or comply with such Permits would not reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has received during the past three (3) years any written notice from a Governmental Authority of intent to revoke, withdraw, not renew, suspend, cancel or terminate any Permit issued pursuant to Environmental Laws. The Company and its Subsidiaries have timely filed with the relevant Governmental Authority any application for renewal of a Permit required to have been filed as of the date hereof, except where such failure would not reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(b)            The Company and its Subsidiaries have not, within the past three (3) years, received any written notice regarding any actual or alleged violation of Environmental Laws by the Company or any of its Subsidiaries, or in relation to the Owned Real Property, the Leased Real Property or any real properties formerly owned, leased or operated by the Company or any of its Subsidiaries, the subject of which is unresolved and which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(c)            No Action is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries pursuant to any Environmental Laws, or in relation to the Owned Real Property, the Leased Real Property or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(d)            Neither the Company nor any Subsidiary is subject to any material outstanding judgment, order, decree or injunction of any court or other Governmental Authority issued pursuant to any Environmental Laws.

(e)            There has been no Release of, or exposure of any Person to, any Regulated Substance by the Company in, on, at, under or from any of the Owned Real Property or Leased Real Property or, to the Company’s Knowledge, in, on, at, under or from any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or by any other person at any of the Owned Real Property, Leased Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case, in a manner that could reasonably be expected to result in material Liability to the Company or any of its Subsidiaries under any Environmental Law.

(f)            To the Company’s Knowledge, there are no underground storage tanks or polychlorinated biphenyls (“PCBs”) or PCB-containing equipment at, on or under the Owned Real Property or the Leased Real Property that could reasonably expected to result in material liability to the Company under Environmental Law.

(g)            To the Company’s Knowledge, there are no asbestos or asbestos containing materials present in any of the Owned Real Property or the Leased Real Property in a condition that could reasonably expected to result in material liability to the Company under Environmental Law.

(h)            The Company and its Subsidiaries have not used, stored or disposed of Regulated Substances within, about or beneath any of the Owned Real Property or Leased Real Property or at any real property formerly owned, leased or operated by the Company or any of its Subsidiaries except in compliance in all material respects with Environmental Law, and (ii) no contamination by any Regulated Substances exists at, under, on or emanating from the Owned Real Property or the Leased Real Property, or to the Company’s Knowledge, at any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, that could reasonably be expected to give rise to material Liability to, the Company pursuant to Environmental Law.

(i)            All off-site treatment, storage, transport or disposal of Regulated Substances performed by the Company and its Subsidiaries or, to the Company’s Knowledge, performed or arranged by a third-party on behalf of the Company or any of its Subsidiaries, has been conducted in compliance with applicable Environmental Law in all material respects. None of the Company or any of its Subsidiaries has, within the past four (4) years, received any written notice or request for information regarding potential or alleged Liabilities under Environmental Law with respect to any off-site treatment, storage, transport, recycling or disposal of Regulated Substances.

(j)            The Company has furnished to Parent or provided Parent with access to the following described documents that are in the possession or reasonable control of the Company or any of its Subsidiaries: (i) all reports of environmental site assessments pertaining to potentially material Liabilities arising under Environmental Law on or at any Owned Real Property, any Leased Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries prepared by third-party contractors within the past five years, (ii) all reports of audits of compliance identifying potentially material violations under Environmental Law by the Company or its Subsidiaries prepared within the past five years, (iii) written notices of violation issued pursuant to any Environmental Law to the Company within the past five years, which are unresolved or have any outstanding obligation, in each case, that relate to the Company, its Subsidiaries, Owned Real Property, Leased Real Property or real property formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv)  Permits issued pursuant to Environmental Law and required for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof.

(k)            None of the Company or any of its Subsidiaries has retained or assumed by contract or operation of law any material Liability or obligation of any Person under any Environmental Law.

Section 3.19      Affiliate Transactions. Except as set forth on Schedule 3.13(a), Schedule 3.17(a) or Schedule 3.19 in the Disclosure Schedule, no officer, director, Affiliate or direct or indirect equityholder of the Company or any of its Subsidiaries (or any officer, director, family member or Affiliate of any such Person, collectively with respect to any Person, such Person’s “Related Persons”) is a party to any agreement with the Company or any of its Subsidiaries (excluding Contracts between the Company and its Subsidiaries or among the Company’s Subsidiaries) or owns any material interest in or any material property (real, personal or mixed, tangible or intangible) of, the Company or any of its Subsidiaries (such agreements, “Affiliate Agreements”).

Section 3.20      Customers and Suppliers. Schedule 3.20 in the Disclosure Schedule sets forth a list of the Key Customers and Key Suppliers. Except as set forth on Schedule 3.20 in the Disclosure Schedule, since December 31, 2022, no Key Customer or Key Supplier has (a) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any significant adverse manner its relationship with the Company or any of its Subsidiaries or the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries, or (b) to the Knowledge of the Company, notified the Company or its Subsidiaries that it intends to terminate or not renew its relationship, materially reduce its business with the Company or any of its Subsidiaries or change in any significant adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries.

Section 3.21      Certain Business Practices. During the past three (3) years, to the Knowledge of the Company, none of the Company, its Subsidiaries or any of their respective directors, officers or employees has: (a) directly or indirectly (i) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to any government official, (iii) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, or (iv) otherwise violated any applicable Anti-Corruption Laws; (b) been a Sanctioned Person nor has unlawfully transacted business, directly or knowingly indirectly, with any Sanctioned Person nor otherwise violated Sanctions; or (c) violated any applicable Ex-Im Laws.

Section 3.22      Products and Warranties. All products manufactured, sold or delivered by the Company and its Subsidiaries (collectively, the “Products”) have been in material compliance with all applicable contractual commitments and applicable Law and, to the Company’s Knowledge, all express and implied warranties, and none of the Company or any of its Subsidiaries has received written notice of, or to the Knowledge of the Company there is no reasonable basis for, any present or future Action against the Company or any of its Subsidiaries, for replacement thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto. No products manufactured, sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale of the Company and its Subsidiaries. Except as set forth on Schedule 3.22 in the Disclosure Schedule, during the past three (3) years, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Company or any of its Subsidiaries.

Section 3.23      Government Contracts. With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, government prime contractor or higher-tier subcontractor, on the other hand, for which performance is ongoing or has been completed in the past three (3) years (each a “Government Contract”), and each bid, quotation or proposal by the Company that is outstanding that if accepted or awarded would be a Government Contract (each a “Government Bid”): (i) each Government Contract was legally awarded, is binding on the parties thereto, is valid and in full force and effect in accordance with its terms and is enforceable by the Company in accordance with its terms; (ii) the Company has maintained sufficient records to demonstrate material compliance with the term and conditions of each Government Contract; (iii) no event has occurred, and, to the Knowledge of the Company, no facts, circumstances or conditions exist, that (with or without notice or lapse of time) will, or would reasonably be expected to, give rise to a material claim against the Company in connection with a Government Contract, including materially mischarging, overcharging, defective pricing, fraud, bid rigging, or price fixing; (iv) the Company has not been notified by any contracting party in writing, or, to the Knowledge of the Company, orally, that the Company has, or may have, breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid; (v) all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective dates; (vi) in the past three (3) years, the Company has not received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract; (vii) none of the Company or any of its Principals (as defined in FAR 52.209-5(a)(2)) has been suspended or debarred or, to the Knowledge of the Company, threatened to be suspended or debarred from contracting with, or bidding on, Government Contracts, or has been the subject of a finding of non-responsibility or ineligibility to contract with a Governmental Authority; to the Knowledge of the Company, no such exclusion, suspension or debarment has been initiated in writing; and the consummation of the transactions contemplated by this Agreement will not result in any such exclusion, suspension or debarment of the Company or any of its Subsidiaries; and (viii) none of the Company or any of its Subsidiaries has ever been audited with respect to any Government Contract (other than routine audits and similar inquiries).

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into and perform its obligations under this Agreement, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01      Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with requisite organizational power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.02      Authorization; Binding Effect.

(a)            Each of Parent and Merger Sub has requisite corporate or other organizational power and authority to carry on its respective business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party, to perform its respective obligations hereunder and thereunder and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby to which it is a party, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub.

(b)            This Agreement and the other documents contemplated hereby to which Parent or Merger Sub is or is specified to be a party have been or will be duly executed and delivered by Parent or Merger Sub, as applicable, and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Parent or Merger Sub, as applicable, enforceable in accordance with their terms and conditions, subject to the Enforceability Exceptions.

Section 4.03      Noncontravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub or any other document contemplated hereby by Parent or Merger Sub, nor the performance of their obligations hereunder or thereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, will (a) violate any provision of the certificate of incorporation or bylaws (or similar Organizational Documents) of Parent or Merger Sub, (b) assuming compliance by the Company with Section 3.03, violate any Law or other restriction of any Governmental Authority to which Parent or Merger Sub is subject or (c) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or require any consent or notice under, any contract to which Parent or Merger Sub is a party or by which either of their assets are bound, except, in the case of clauses (b) and (c), where the conflict, breach, violation, default, right, termination, cancellation, creation or acceleration, or failure to obtain consent or provide notice, would not reasonably be expected to be prevent or materially delay the consummation of the transactions contemplated herein by Parent and Merger Sub. Except for the applicable requirements of the HSR Act and the filing of the Certificate of Merger, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the performance of their obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 4.04      Broker’s Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company Stockholder Parties could become liable or obligated.

Section 4.05      Financing. At the Closing, Parent shall have access to sufficient unrestricted cash on hand and available credit facilities to enable Parent to consummate on a timely basis the transactions contemplated by this Agreement, including to pay the Merger Consideration, the Adjustment Escrow Amount, the Representative Holdback Amount, any amounts payable by Parent pursuant to Section 2.02 and Section 2.05 and all of Parent’s and Merger Sub’s related fees and expenses, in each case in accordance with the terms hereof. In no event shall the receipt by, or the availability of any funds or financing to, the Company or its Subsidiaries or Parent or any of its Affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.

Section 4.06      Litigation. There are no Actions pending or, to Parent’s knowledge, threatened against or affecting Parent or Merger Sub before or by any Governmental Authority, which could adversely affect Parent’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 4.07      Solvency. Assuming (a) the representations and warranties in Article III are true and correct in all material respects, and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent the Surviving Corporation will be, immediately after giving effect to all of the transactions contemplated by this Agreement, Solvent at and immediately after the Effective Time. For purposes of the foregoing, “Solvent” means, with respect to a particular date, (a) the amount of the “present fair saleable value” of the assets of the Parent and the Surviving Corporation and its Subsidiaries will, as of such date, exceed the amount of all “liabilities” of Parent and the Surviving Corporation and its Subsidiaries, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Parent and the Surviving Corporation and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the liability of Parent and the Surviving Corporation and its Subsidiaries on its debts as its debts become absolute and matured, (c) Parent and the Surviving Corporation and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) Parent and the Surviving Corporation and its Subsidiaries will be able to pay its debts as they mature. No transfer of property is being made by Parent or Merger Sub in connection with the transaction contemplated by this Agreement and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to defraud either present creditors or future creditors, as applicable, of the Company, the Surviving Corporation or any of their Subsidiaries.

Section 4.08      Investment Intent; Restricted Securities. Parent understands and acknowledges that (a) none of the Company Stock has been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Stock constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Company Stock is traded or tradable on any securities exchange or over-the-counter and (d) none of the Company Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Stock and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent is acquiring the Company Stock hereunder for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with the Securities Act or any applicable state securities Laws. Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

Section 4.09      Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Article V

PRE-CLOSING COVENANTS

Section 5.01      Operation of Business.

(a)            From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth on Schedule 5.01(a) in the Disclosure Schedule and except as may be approved in advance by Parent in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly required by this Agreement or required by applicable Laws, the Company shall, and shall cause its Subsidiaries to, (i) carry on their respective businesses in the Ordinary Course and substantially in the same manner as currently conducted and in accordance with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact their business organization, assets, material business relationships (including with such Person’s customers, suppliers and employees) and properties and (iii) maintain in existence and in good standing all material Permits required for the operations of the Company and its Subsidiaries.

(b)            Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth on Schedule 5.01(a) in the Disclosure Schedule and except as may be approved in advance by Parent in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly required by this Agreement or required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions:

(i)            amend its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents);

(ii)            sell, transfer, distribute, assign, convey, lease, license, pledge, mortgage, encumber (or otherwise subject to a Lien) or otherwise dispose of any of its material assets or properties, except for sales of inventory in the Ordinary Course;

(iii)            cancel any Liabilities owed to the Company or any of its Subsidiaries, or waive any claims or rights in favor of the Company or any of its Subsidiaries, except for non-material waivers of claims against customers and vendors made in the Ordinary Course;

(iv)            make any loan, capital contributions or advances to any Person, other than advancements of expenses made to employees, directors, independent contractors, consultants and advisors and prepayments made to vendors, in each case in the Ordinary Course;

(v)            acquire any assets or properties that would be material to the Company and its Subsidiaries or acquire substantially all of the assets or business of any Person (including by merger, consolidation, asset purchase or purchase of Equity Interests), in each case, other than acquisitions of inventory or equipment in the Ordinary Course;

(vi)            incur any Indebtedness (not including clauses (ix)-(xii) of the definition thereof), or otherwise become responsible for, such Indebtedness of any other Person, except for (i) borrowings under any revolving facility under the Credit Agreement or any credit card line existing as of the date hereof of credit and the accrual of interest on amounts outstanding and (ii) capital leases for equipment (to the extent permitted to be purchased by Section 5.01(b)(v)), in each case, incurred in the Ordinary Course;

(vii)            make any material capital expenditures or commitments therefor in an amount in excess of $150,000 (other than with respect to routine maintenance and repairs made in the Ordinary Course);

(viii)            transfer, assign, or grant any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements, other than non-exclusive licenses granted in the Ordinary Course;

(ix)            abandon, allow to lapse or fail to maintain in full force and effect any material Company IP Registration or fail to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;

(x)            make, implement, or adopt any change in its financial or tax accounting methodologies, principles, practices or procedures or make any material changes to its working capital, cash or debt management practices, except as required by Law or GAAP;

(xi)            make, rescind or change any Income Tax or other material Tax election (other than an election in accordance with Section 6.10(e)), file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax claim, assessment or Liability (other than solely through full satisfaction of such Tax claim, assessment or Liability in cash), surrender any right to claim a refund of Income Taxes or other material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xii)            (A) hire any individual as an employee if either such person would be an officer of the Company and its Subsidiaries or have base annual compensation (including any guaranteed bonuses) that would exceed $150,000 (such employees and officers to the extent hired, the “Key Personnel”) or (B) grant or pay any increase in the compensation of any of its directors, officers, employees or independent contractors, other than as required by applicable Law or any existing contractual arrangement and other than, solely with respect to employees who are not Key Personnel, in the Ordinary Course in connection with a promotion or the Company’s or its Subsidiary’s customary compensation review and adjustment practices;

(xiii)            (A) adopt, terminate, or materially amend or modify any Employee Benefit Plan for the benefit of any of its directors, officers, employees or independent contractors, other than as required by Law or, solely with respect to employees who are not Key Personnel, in the Ordinary Course (provided that the aggregate effect of such action would not be material to the Company and its Subsidiaries, taken as a whole), (B) grant or increase any rights to severance or termination pay for any employees, directors or independent contractors of the Company and its Subsidiaries, or (C) grant any equity or equity-based awards (including by granting any new Options) or accelerate the vesting or payment of any material compensation or benefits prior to the date that such is due (except as may be required by any Employee Benefit Plan);

(xiv)            (A) transfer, issue, authorize for issuance, sell, pledge, encumber or dispose of any Equity Interests, or other ownership interests in, the Company or any of its Subsidiaries (other than in connection with the exercise of Options), (B) grant options, warrants or other rights to purchase or otherwise acquire any Equity Interests of, or other ownership interests in, the Company or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire or cancel any Equity Interests of, or other ownership interests in, the Company or any of its Subsidiaries, or (D) declare or pay any dividends or distributions with respect to the Equity Interests of the Company or any of its Subsidiaries (other than cash distributions made in accordance with the Organizational Documents of the Company to the extent the Company and its Subsidiaries would have sufficient remaining cash to operate in the Ordinary Course);

(xv)            terminate, make any material amendment to, or waive any material payment or right under any Material Contract, or enter into any Contract that would constitute a Material Contract if entered into prior to the date hereof or issue any product warranty (or make any change to the Company and its Subsidiaries standard product warranty policy) to the extent that such warranty or change in policy would be materially adverse to the Company and its Subsidiaries in comparison to the warranties and the policy used by the Company and its Subsidiaries as of the date hereof;

(xvi)            commence, settle, pay, compromise or otherwise dispose of any Action seeking damages, requiring settlement payments in excess of $100,000 (where such Action involves only the payment of money damages and any such settlement would include a full and irrevocable release in favor of the Company and its Subsidiaries) or that would impose any ongoing obligations or restrictions on the Company or any of its Subsidiaries;

(xvii)            enter into any new line of business (other than in the Ordinary Course) or liquidate, dissolve, terminate or discontinue any material businesses (or the entity status) of the Company and its Subsidiaries; or

(xviii)            enter into any agreement or commitment to do any of the foregoing.

(c)            Notwithstanding anything to the contrary contained herein, no action taken, or omitted to be taken, by the Company or any of its Subsidiaries (i) pursuant to any COVID-19 Measure that is not in effect on the date of this Agreement and whose implementation is not reasonably foreseeable or (ii) which is necessary to protect the health and safety of the Company and its Subsidiaries’ employees as a result of COVID-19, in each case, as determined by the Company in its reasonable discretion, shall in any event be deemed to constitute a breach of Section 5.01(a).

(d)            Subject to the obligations of the Company in this Section 5.01, nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.02      Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause its Subsidiaries to, (a) permit representatives of Parent to have access at reasonable times during normal business hours, with reasonable advance written notice, and in a manner so as not to unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records, contracts and documents of the Company and its Subsidiaries and to the management of the Company and its Subsidiaries (and any other employees who initiate such communication with Parent and Merger Sub at the direction of any management of the Company and its Subsidiaries); provided, that such access may be limited to the extent the Company reasonably determines necessary to comply with COVID-19 Measures not in effect on the date of this Agreement, or to protect the health and safety of any employee of the Company or any of its Subsidiaries, and (b) furnish to Parent such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Parent shall reasonably request; provided, however, that the foregoing shall (i) be permitted only to the extent reasonably necessary to enable Parent to complete the transactions contemplated by this Agreement and to plan for the successful transition and integration of the businesses of the Company and its Subsidiaries to the business of Parent and its Affiliates and permitted under applicable Law (including COVID-19 Measures), (ii) not apply with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof, (iii) not apply with respect to any document or information to the extent regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement, (iv) not apply to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, would reasonably be expected to prevent or materially impede or delay the satisfaction of the closing condition set forth in Section 7.01(g), (v) not apply with respect to any document or information the disclosure of which would be in material violation of applicable Laws of any Governmental Authority (including the HSR Act) or the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party, and (vi) be subject to the provisions set forth on Schedule 5.2; provided that, in each case of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to, if applicable, obtain the consent or waiver required to provide such information or access to Parent or, with respect to the exclusions contemplated in the foregoing clauses (iv)-(v), provide to Parent alternative access or alternative information where the concerns in such clauses would no longer apply. Parent shall comply with, and shall cause Parent’s Affiliates and representatives to comply with, all of their obligations under the Confidentiality Agreement, dated January 14, 2023, executed by Parent and the Company and delivered to Robert W. Baird & Co. (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 5.02, and such Confidentiality Agreement will remain in full force and effect.

Section 5.03      Contact with Business Relations. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, none of Parent, Merger Sub or any of their respective representatives may, without the prior written consent of the Company, contact or communicate with any of the customers or suppliers, employees (except for the management of the Company and its Subsidiaries and any other employees who initiate such communication with Parent and Merger Sub at the direction of any management of the Company and its Subsidiaries) in connection with the transactions contemplated hereby; provided the foregoing shall not prohibit Parent or its Affiliates from communicating with any third party advisor of the Company and its Affiliates that is representing the Company or such Affiliate in connection with the transactions contemplated hereby or communicating with any Person in the ordinary course of business of Parent and its Affiliates on matters not related to the transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the Closing, the Company shall provide to Parent and its Affiliates reasonable access during normal business hours to key employees of the Company for the purpose of entering into potential retention arrangements with such key employees after the Closing and shall cooperate with Parent in such efforts; provided that such access shall not unreasonably interfere with the business of the Company or its Subsidiaries.

Section 5.04      Exclusivity. From and after delivery of the Requisite Stockholder Approval through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall not, and shall cause its Subsidiaries not to, take or permit any other Person on its behalf to take any action to initiate, knowingly encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent and Merger Sub and their respective representatives) concerning any purchase of the Company Stock or the equity securities of any of the Company’s Subsidiaries, any merger or other business combination transaction involving the Company or any of its Subsidiaries, any sale of all or substantially all of the assets of the Company and its Subsidiaries, or other similar transaction involving the Company and its Subsidiaries (other than inventory sold in the Ordinary Course).

Section 5.05      Regulatory Filings; Reasonable Best Efforts.

(a)            As soon as reasonably possible, and in any event within five (5) Business Days after the date hereof, each of Parent and the Company shall make or cause to be made all filings and submissions required to be made by such Party under the HSR Act. Parent shall use best efforts to take or cause to be taken all actions and do or cause to be done all things that are necessary, proper or advisable to obtain all consents and approvals required by such filings and submissions and the Company shall cooperate with Parent and use its commercially reasonable efforts to obtain all such consents and approvals until such time, if applicable, the Company receives a request for additional information and documentary material under 16 CFR 803.20(c)(1) and makes an election to withdraw any filing made under the HSR Act. The “best efforts” of Parent for purposes of this Section 5.05 shall include Parent’s agreement to hold separate and divest or license such portion of the business, or such businesses, products and/or assets, of the Company or its Subsidiaries, or give any other commitment, as may be necessary to obtain the agreement of any Governmental Authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such Governmental Authority; provided that, none of Parent or its Affiliates shall be required to agree to any divestiture, restriction or any other agreement to the extent that such divestiture, restriction or other agreement would materially prevent or materially reduce Parent’s ability to realize the economic benefit or value that Parent reasonably expects to realize from the acquisition of the businesses of the Company and its Subsidiaries or take any action that would otherwise have a material adverse effect on the Company’s or Parent’s respective businesses. If suit or other action is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, Parent shall, subject to the foregoing sentence, use best efforts to avoid, resist, resolve or, if necessary, defend such suit or action. Parent shall pay all filing fees and other out-of-pocket and documented charges payable to any Governmental Authorities for the filings and submissions by the Parties and their respective Affiliates required under the HSR Act, the costs of instructing local counsel, applicable to the Parties for the consummation of the transactions contemplated herein. Prior to the Closing, Parent shall not, and shall cause its Affiliates not to, undertake, agree to undertake, make any filings under the HSR Act related to, or consummate any other transaction that would reasonably be expected to prevent, materially delay, or negatively impact in any material respect the filings or approvals required under the HSR Act.

(b)            In furtherance of Section 5.05(a), each of Parent and, for the purpose of clause (i) in this Section 5.05(b), the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) use best efforts to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date. Each of Parent and the Company shall (A) allow the other Party to review and comment on any and all regulatory filings as contemplated by Section 5.05(a) or any requests or inquiries as contemplated in this Section 5.05(b) and consult each other prior to the submission of any and all of the foregoing (except that each Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or legal counsel of the Parties may share complete versions on a counsel-to-counsel basis with the Representative’s legal counsel); (B) promptly notify the other Party of any written communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Representative to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other Party in connection therewith); (C) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent appropriate or permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate, or to designate a representative to attend and participate, thereat; (D) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement (except that each Party shall be permitted to remove any commercially sensitive information before sharing with the Representative, or legal counsel of either Party may share complete versions on a counsel-to-counsel basis with the other Party’s legal counsel); (E) promptly provide the other Party with any information or documentation reasonably required by the other Party in order to prepare any filings required by the HSR Act or in order to respond to any inquiry from any Governmental Authority in relation to the HSR Act (except that each Party shall be permitted to remove any commercially sensitive information before sharing with the other Party, or legal counsel of each Party may share complete versions on a counsel-to-counsel basis with the other Party’s legal counsel); and (F) promptly inform the other Party of any material developments and keep the Representative reasonably informed of the progress. Notwithstanding the foregoing, Parent shall direct and manage all filings and submissions required to be made pursuant to the foregoing and all communications made to any Governmental Authority in connection with the foregoing and the Company shall cooperate with Parent in exchanging such information and providing such assistance as Parent may reasonably request in connection with all of the foregoing. Notwithstanding anything else in this Agreement, in the event that Parent or the Company receives a request for additional information and documentary material under 16 CFR 803.20(c)(1) (or a similar request under the HSR Act), the Company shall not be obligated to respond to such request and may, at its election, determine to withdraw any filing made under the HSR Act and, if such election is made, (i) Parent shall promptly withdraw any filings made to a Governmental Authority in connection with seeking such approvals and (ii) the Company shall, within five (5) Business Days of such determination, exercise its rights pursuant to Section 8.01(f).

(c)            Prior to the Closing and if requested by Parent, the Company shall use commercially reasonable efforts to seek to obtain any consents, approvals, waivers, or other approval of all third parties under material Contracts that may be required for the transactions contemplated by this Agreement (such consents, the “Third Party Consents”); provided, that, (i) none of the Company or its Subsidiaries shall agree to any accommodation (financial or otherwise) or commence any Action for purposes of obtaining any Third Party Consents without the prior written consent of Parent and (ii) each of Parent and Merger Sub hereby agrees and acknowledges that the Company shall not be deemed to be in breach or in non-compliance with this Section 5.05(c) as a result of any failure to obtain any Third Party Consent.

Section 5.06      R&W Insurance Policy. On the date hereof, Parent has delivered to the Representative a true, correct and complete copy of the R&W Insurance Binder and a draft of the R&W Insurance Policy. Parent has caused the R&W Insurance Binder to be conditionally bound effective as of the date hereof. Parent will pay, or cause to be paid, all premiums, fees, costs, expenses and other amounts required to be paid for the issuance of the R&W Insurance Policy if the Closing occurs. Parent acknowledges and agrees that the R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any Company Stockholder Party with respect to any claim made by any insured thereunder (except for Fraud). No insured party under the R&W Insurance Policy will amend, modify or waive any term, provision, right or obligation of or under the R&W Insurance Binder or the R&W Insurance Policy (including the draft thereof delivered to the Representative on the date hereof, whether before or after the Closing) in any respect that could reasonably be expected to materially and adversely affect any Company Stockholder Party hereunder or otherwise without the prior written consent of the Representative.

Section 5.07      Termination of Affiliate Agreements. The Company shall take such actions as may be necessary to terminate all Affiliate Agreements (other than those set forth on Schedule 5.07) such that, after the Closing, there shall be no further liability or obligation under such Affiliate Agreements to Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries), including specifically that certain Management Services Agreement, dated November 8, 2019, between ASPEQ Heating Group, LLC and IGP Industries, LLC (the “Management Services Agreement”).

Section 5.08      Section 280G. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to the Company or any of its Subsidiaries under Section 280G of the Code, in each case, with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, prior to the Closing, the Company shall (i) solicit a waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) entitled to receive a payment that is reasonably expected to be a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) in connection with the transactions contemplated by this Agreement of his or her right to receive such payment or benefit (a “280G Waiver”), and (ii) cause the Company to deliver to the holders of Common Stock a disclosure statement, that is reasonably intended to satisfy its disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits approval by the Company Stockholders (“280G Shareholder Approval”), in a manner that is reasonably intended to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments or benefits that would reasonably be expected, in the absence of such approval by such Company Stockholders, to constitute “parachute payments” (within the meaning of Section 280G(b)(2) of the Code); provided that such 280G Waiver shall not be required to include any payments or benefits that may be made by Parent or any of its Affiliates pursuant to arrangements entered into at the direction of Parent on or before the Closing, unless at least seven (7) calendar days prior to the Closing, Parent provides, with respect to any agreement, contract or arrangement that Parent or its Affiliates are providing or entering into on or prior to the Closing Date to or with respect to any disqualified individual in connection with the transactions contemplated hereby, a written description, satisfying the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, of any such agreement, contract or arrangement and amount of related “parachute payment.” Documentation to be submitted to the holders of the Company Common Stock shall be distributed as soon as practicably possible, but in any event by the date that is two (2) Business Days prior to the Closing Date. Prior to submission to the holders of Company Common Stock, the Company shall provide to Parent copies of all material documents prepared by the Company in connection with this Section 5.08 and Parent shall have not less than three (3) Business Days to review and comment on all such documents, which comments the Company shall consider in good faith and not unreasonably omit.

Section 5.09      Information Statement. As soon as practicable, but in any event within ten (10) Business Days after the date hereof, the Company will prepare and circulate to all of the Company Stockholders, in accordance with applicable Law, an information statement for the Merger (the “Information Statement”), which Information Statement will be drafted in accordance with the requirements of Section 228 and 262(d)(2) of the DGCL. Such Information Statement will, among other things, (a) explain that the Board of Directors of the Company unanimously recommended that the Company Stockholders approve and adopt the Merger and this Agreement and that the Requisite Stockholder Approval has been obtained, (b) summarize the terms of the Merger, including the terms of this Agreement; (c) notify and inform any holder of Company Stock who did not execute the Requisite Stockholder Approval of (i) the corporate action taken by those stockholders who did execute the Requisite Stockholder Approval; (ii) the availability of appraisal rights under Section 262 of the DGCL; and (iii) such other information as required by the DGCL and applicable Law, including, without limitation, disclosures relating to material conflicts of the Company’s directors and officers with respect to the Merger, and (d) request that the Company Stockholders sign and deliver the Letters of Transmittal and all other information contemplated to be delivered by the Letters of Transmittal. The draft Information Statement shall be in a form reasonably acceptable to Parent. The Company will ensure that the information included in the Information Statement does not contain any statement which, as of the Closing Date, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01      Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 6.02      Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both the Representative and Parent; provided that nothing in the foregoing shall prohibit any Party or its Affiliates from making any disclosures if (i) such disclosure includes information that was previously made publicly available without a violation of this Agreement or (ii) counsel to such Party advises that such disclosure is required by any applicable Law (including any rules or regulations of any securities exchange), any Governmental Authority or such Party’s (or its Affiliate’s) status as a publicly held company (including as a result of the rules and regulations under any recognized stock exchange on which the Equity Interests of such Party or any its Affiliates are listed) (in which case the applicable Party will, to the extent practicable, provide prior written notice to and consult with the other Party before making the disclosure). Notwithstanding the foregoing, nothing in this Agreement shall prevent Parent and its Affiliates from (or place any limitations on or require notification for) publicly disclosing quarterly and annual financial statements of Parent and its Affiliates (including customary notes thereto and management’s presentations of such financial statements) as a result of Parent (or any of its Affiliates) being a publicly held company. Notwithstanding the foregoing, in no event shall Parent or any of its Affiliates be permitted to expressly disclose to the public or to any third party any multiple implied by the Merger Consideration unless required by applicable Law (including any rules or regulations of any securities exchange). The Company and the Representative acknowledges and agrees that Parent will be required under applicable Laws to publicly disclose (i) this Agreement and (ii) aggregate financial information and forecasts of Parent and its Affiliates after giving effect to the transactions contemplated by this Agreement.

Section 6.03      Parent Transaction Expenses. Without limitation on Section 5.05(b), Section 6.08(c) or Section 6.11, Parent shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law, including any fees or expenses incurred by, at the direction of or for the benefit of Parent or any of its Affiliates (including to the extent incurred by or at the direction of Parent or any of its Affiliates in connection with the transactions contemplated hereby or otherwise). This Section 6.03 shall not apply to Company Transaction Expenses, which shall be taken into account in the calculation of Merger Consideration and otherwise subject to Section 2.05.

Section 6.04      Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof in accordance with the Confidentiality Agreement (or, if the Confidentiality Agreement is terminated, on terms set forth in the Confidentiality Agreement, as such terms would be applied to such information); subject to each Party’s ability to make disclosure as required to its and its Affiliates’ advisors’ and representatives who need to know that information in such Party’s or its Affiliates’ ordinary course of business and the ability to make disclosures as permitted under Section 6.02 (collectively, the “Permitted Disclosures”). Except for the Permitted Disclosures, the Parties shall not, and each of them shall cause its respective Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as required by Law or legal process. Notwithstanding the foregoing or anything to the contrary in Section 6.02, the Company and its Affiliates (including Industrial Growth Partners V, L.P. and its affiliated funds and investment vehicles) shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors who are subject to confidentiality obligations to keep such information confidential (whether by Contract or otherwise); provided, that they instruct such Persons to observe the confidentiality provisions of this Section 6.04. If the transactions contemplated hereby are not consummated, Parent shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Company and its Subsidiaries, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from the Company and all copies thereof containing any such information, in each case in accordance with the terms of the Confidentiality Agreement (with such exceptions as permitted under the Confidentiality Agreement). The Parties agree that the Confidentiality Agreement shall terminate with no further obligation of any party thereto at the Closing.

Section 6.05      Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, including Section 5.02 and Section 5.05, each of the Parties shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, the consummation of the Merger on the terms set forth herein.

Section 6.06      Employee Matters.

(a)            For a period of at least twelve (12) months following the Closing, Parent shall, or shall cause the Company and its Subsidiaries to, provide those employees who are employed by the Company and its Subsidiaries on the Closing Date (the “Continuing Employees”) with base salary, wage, cash annual and short-term incentive opportunities and employee benefits (other than equity or long-term incentive benefits, change of control, sale or transaction bonuses or retention, severance, post-employment health or welfare benefits or defined benefit pension benefits) that are, in the aggregate, substantially similar to those being provided to Continuing Employees immediately prior to the Closing. Parent agrees that, from and after the Closing Date, Parent will grant (or cause to be granted) to each Continuing Employee credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of determining the level of vacation or severance benefits under any benefit plan, program or arrangement established or maintained by Parent or its Affiliates (the “New Plans”) unless duplication of benefits would result. In addition, Parent hereby agrees that Parent will use commercially reasonable efforts to (x) waive or cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are Employee Welfare Benefit Plans and (y) cause any covered expenses incurred on or before the Closing Date by any Continuing Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan that is an Employee Welfare Benefit Plan.

(b)            Parent will indemnify the Company Stockholder Parties from and against any losses, liabilities, expenses and damages that may be incurred by them (i) under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance arising at or after the Closing as a result, in whole or in part, of any action or omission of the Company and its Subsidiaries occurring at or after the Closing or (ii) with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Company or its Subsidiaries at or after the Closing.

(c)            Notwithstanding anything in this Section 6.06 to the contrary, nothing contained herein, whether express or implied, should be treated as an amendment to or other modification of any employee benefit plan maintained by the Company, its Subsidiaries, Parent or any of their respective Affiliates. Nothing contained herein, express or implied, will be construed to establish, amend or modify any Employee Benefit Plan or any other plan, program, arrangement, agreement, policy or commitment. All provisions contained in this Section 6.06 are included for the sole benefit of Parent, on the one hand, and the Company or its Subsidiaries, on the other hand, and nothing in this Agreement, whether express or implied, creates any third-party beneficiary or other rights (i) in any other Person, including any employee or former employee of the Company or its Subsidiaries, any participant in any employee benefit plan maintained by the Company, its Subsidiaries, Parent or any of their Affiliates or any dependent or beneficiary of any participant or (ii) to continued employment with the Company, Surviving Corporation, the Subsidiaries of the Company, Parent or any of their Affiliates.

Section 6.07      Provision Respecting Representation of the Company. Each of Parent and Merger Sub acknowledges, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing), that Kirkland & Ellis LLP may serve as counsel to the Company and its Subsidiaries, the Representative and the Company Stockholder Parties in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Company Stockholder Parties and the Representative, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing), hereby consents thereto and waives any conflict of interest arising therefrom. Each of Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing), hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company, the Company’s Subsidiaries, the Representative and/or the Company Stockholder Parties, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company, the Company’s Subsidiaries, the Representative and the Company Stockholder Parties and such counsel (collectively, the “Privileged Communications”) and belong solely to the Representative and its Affiliates, and from and after the Closing, none of the Parent Parties (including the Company and its Subsidiaries) shall have access to or will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute property of the client, only the Representative and its Affiliates shall hold such property rights; provided that each of the Company and its Subsidiaries shall be able to assert privilege with respect to such Privileged Communications in order to prevent such Privileged Communications from being disclosed to any third party. As to any such Privileged Communications prior to the Closing Date, each of Parent and Merger Sub, on its own behalf and on behalf of the Parent Parties (including the Company and its Subsidiaries following the Closing), further agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

Section 6.08      Directors’ and Officers’ Indemnification.

(a)            From and after the Closing, Parent shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the Organizational Documents of the Company or any of its Subsidiaries as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, managers, of the Company or any of its Subsidiaries. From and after the Closing, Parent shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.08, without limit as to time.

(b)            In addition to the other rights provided for in this Section 6.08, and not in limitation thereof, from and after the Closing, Parent shall, and shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Parent or the Company or any of its Subsidiaries), current and former managers, directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the Closing (each, a “D&O Indemnitee”), against all D&O Expenses (as defined below), losses, liabilities, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim or Action, whether criminal, civil, administrative or investigative, to the extent based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 6.08(b), “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)            At or prior to the Closing, the Company (or, at its option, Parent) shall obtain and fully pay for, at Parent’s expense (subject to the definition of “Company Transaction Expenses”), the extension of the “Discovery Period” to the directors’ and officers’ liability insurance currently maintained by the Company and its Subsidiaries (the “Existing D&O Policy”) such that the Existing D&O Policy will have a claims period of at least six (6) years from the Closing Date; provided that such extension shall permit the D&O Indemnitees to have coverage in an amount and scope at least as favorable as the Existing D&O Policy with respect to matters existing or occurring at or prior to the Closing Date. In the event that such extension of the “Discovery Period” would not provide for coverage in an amount and scope at least as favorable as the Existing D&O Policy with respect to the matters existing or occurring at or prior to the Closing Date, the Company shall obtain (subject to the same terms) a “tail” insurance policy to the Existing D&O Policy (the “D&O Tail Policy”). In no event shall Parent or the Surviving Corporation be required to expend, for the extension of the “Discovery Period” or for any D&O Tail Policy, in excess of 300% the annual premium currently paid by the Company and its Subsidiaries for such insurances; provided, further that, if the premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. Parent shall not, and shall cause the Company and its Subsidiaries not to, cancel or change the D&O Tail Policy or the applicable “Discovery Period” under the Existing D&O Policy, as applicable, in any respect.

(d)            In the event Parent, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of Parent or the Company or such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.08. The provisions of this Section 6.08 shall survive the consummation of the Closing.

Section 6.09      Post-Closing Record Retention and Access. For seven (7) years after the Closing, Parent shall provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Company or its Subsidiaries relating to periods or occurrences prior to or on the Closing Date, in each case, to the extent such access is required for the preparation of Tax Returns, amended Tax Returns or claims for Tax refund (and any materials necessary for the preparation of any of the foregoing), the preparation of financial statements required to be prepared in the ordinary course of business for the Representative and its Affiliates including for periods ending on or prior to the Closing Date, and the management and handling of any Action where Parent and its Affiliates are not (and would not reasonably be expected to be) an adverse party, or compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority. Parent’s obligations with respect to such books and records shall include maintaining computer systems permitting access to any such books and records which are stored in electronic form in a fashion which may be similar to the manner Parent retains its own books and records. For seven (7) years after the Closing, to the extent the Representative and its Affiliates retains any information regarding the Company and its Subsidiaries (and which information is not in the possession of the Company and its Subsidiary) and such information is reasonably expected to be required in connection with any Action to which the Company and its Subsidiaries are a party (and where no Company Stockholder is or is reasonably expected to be an adverse party), the Representative shall reasonably cooperate with Parent to provide such information as is required in connection with such Action.

Section 6.10      Certain Tax Matters.

(a)            Cooperation on Tax Matters. Parent and the Representative shall provide reasonable cooperation, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information and powers of attorney that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)            Intermediary Transaction Tax Shelter. Parent shall not take any action with respect to the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(c)            Closing Tax Period. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and Parent shall cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.

(d)            Post-Closing Tax Actions. Following the Closing and until the Merger Consideration is finally determined under Article II, Parent and its Affiliates (including the Company and its Subsidiaries after the Closing) shall not (i) file (unless the original due date for such Tax Return is after the Closing Date) or amend any Tax Return of the Company or any of its Subsidiaries for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company or any of its Subsidiaries for a taxable period or portion thereof ending on or prior to the Closing Date, (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries for a taxable period or portion thereof ending on or prior to the Closing Date, (iv) change any current practice or procedure or accounting method, in each case with respect to Taxes, of the Company or any of its Subsidiaries for a taxable period or portion thereof ending on or prior to the Closing Date, (v) make, change or revoke any Tax election (including an election under Section 336 or 338 of the Code or any similar provision of foreign, state or local law) that relates to, or is retroactive to, a taxable period or portion thereof ending on or prior to the Closing Date, or (vi) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of the Company or any of its Subsidiaries (collectively, “Post-Closing Tax Actions”), in each case, without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties acknowledge and agree that the sole remedy for noncompliance with or breach of this Section 6.10(d) shall be that any Post-Closing Tax Action shall be ignored when determining the final Merger Consideration under Article II.

(e)            2022 Partnership Tax Return. The Company shall cause ASPEQ Heating Group LLC to elect out of the application of the Partnership Audit Rules on its federal income Tax Return for its taxable year ending December 31, 2022, which election the Parties acknowledge and agree shall be made at the direction of Parent to the extent such Tax Return is not filed prior to the Closing.

Section 6.11      Transfer Taxes. All gross receipts, sales, gains, transfer, property, documentary, registration, excise, stamp duties, recording charges and similar Taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such amounts (collectively, “Transfer Taxes”), shall be borne by Parent (subject to the definition of the Company Transaction Expenses). Parent shall timely make all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and the Representative shall reasonably cooperate with Parent in the preparation and filing of such Tax Returns.

Section 6.12      Additional Agreements.

(a)            Each of Parent and Merger Sub acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement, it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the representations and warranties expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule and in the other agreements ancillary to this Agreement. Such representations and warranties by the Company expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule, and the representations and warranties set forth in any other agreements ancillary to this Agreement constitute the sole and exclusive representations and warranties of or regarding the Company and its Subsidiaries to Parent or Merger Sub in connection with the transactions contemplated hereby, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Parent, Merger Sub and their respective representatives) are specifically disclaimed by the Company and its Subsidiaries. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that such Person is familiar with such uncertainties and that such Person disclaims any reliance on the adequacy and accuracy of all such estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, each of Parent and Merger Sub hereby acknowledges that none of the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans (in each case, unless such representation or warranty is specifically set forth in Article III or in any other agreement ancillary to this Agreement). Each of Parent and Merger Sub hereby acknowledges (a) it has had access to its satisfaction to the Company, its Subsidiaries and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives and (b) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

Article VII

CONDITIONS

Section 7.01      Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a)            Representations and Warranties. (i) Each of the representations and warranties made by the Company in Section 3.01, Section 3.02, Section 3.03(a), Section 3.04 and Section 3.05 shall be true and correct in all but de minimis respects as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties made by the Company in Article III shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein, except for the terms “Material Adverse Effect” as used in Section 3.07 and “Material Contract” as used in Section 3.13) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b)            Performance of Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)            Absence of Illegality. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(e)            Requisite Stockholder Approval. (i) The Requisite Stockholder Approval shall have been obtained and (ii) Letters of Transmittal from the Company Stockholders (not including the holders of the Options) holding at least 95% of the Common Stock outstanding as of the Closing shall have been duly executed and delivered in accordance with its terms (together with all deliveries required by such Letter of Transmittal).

(f)            Deliverables. The Company shall have delivered to Parent and Merger Sub each of the following:

(i)            a certificate of the Company, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a)-(c) have been satisfied;

(ii)            a certificate, dated as of the Closing Date, and in the form and substance attached hereto as Exhibit D, stating under penalties of perjury that the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c) of the Code) and a notice to be delivered promptly to the Internal Revenue Service, along with a copy of such certificate, in accordance with Treasury Regulations Section 1.897-2(h)(2); provided that the Company’s failure to provide the certificate and/or notice described in this Section 7.01(f)(ii) shall not constitute breach of any condition under this Agreement;

(iii)            certified copies of (A) the resolutions duly adopted by the Company’s board of directors approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (B) Stockholder Written Consents constituting the Requisite Stockholder Approval;

(iv)            a copy of (A) the Escrow Agreement, duly executed by the Representative and the Escrow Agent and (B) the Paying Agent Agreement, duly executed by the Representative and the Paying Agent; and

(v)            duly executed resignation letters, in form reasonably satisfactory to Parent, of the members of the board of directors or managers (or equivalent governing body) and officers of the Company and its Subsidiaries from their respective positions on such board, as a manager or as an officer.

(g)            Regulatory Periods. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated or the consents, authorizations, orders and approvals under the HSR Act shall have otherwise been obtained.

Parent and Merger Sub may waive any condition specified in this Section 7.01 (to the extent permitted under applicable Law) if Parent executes a writing so stating at or prior to the Closing. In addition, any condition specified in Sections 7.01(a)-(g) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived (if permitted under applicable Law) by Parent and Merger Sub if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 7.02      Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)            Representations and Warranties. (i) Each of the representations and warranties made by Parent and Merger Sub in Section 4.01, Section 4.02, Section 4.03(a) and Section 4.04 shall be true and correct in all but de minimis respects as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)            Performance of Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)            Absence of Illegality. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(d)            Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained and become irrevocable.

(e)            Deliverables. Parent shall have delivered to the Company each of the following:

(i)            a certificate of each of Parent and Merger Sub, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a)-(b) have been satisfied;

(ii)            certified copies of (A) the resolutions duly adopted by Parent’s and Merger Sub’s boards of directors (or equivalent governing bodies) approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (B) the resolutions by Parent approving and adopting this Agreement and the Merger as the sole stockholder of Merger Sub; and (iii)a copy of (A) the Escrow Agreement, duly executed by Parent and the Escrow Agent and (B) the Paying Agent Agreement, duly executed by Parent and the Paying Agent.

(f)            Regulatory Periods. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated or the consents, authorizations, orders and approvals under the HSR Act shall have otherwise been obtained.

The Company may waive any condition specified in this Section 7.02 (to the extent permitted under applicable Law) if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 7.02(a)-(f) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived (if permitted under applicable Law) by the Company if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Article VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.01      Termination. This Agreement may be validly terminated as provided below:

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company or Parent by written notice to the other if there has been a material breach or failure to perform on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.01(a) or Section 7.01(b) or Section 7.02(a) or Section 7.02(b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured by the earlier of (i) twenty (20) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party or its Affiliates and (ii) the Outside Date (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 8.01(b) if such breach or failure is cured within such period); provided that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) and its Affiliates shall not be in material breach of any of its representations, warranties, agreement or covenants under this Agreement;

(c)            by either the Company or Parent by written notice to the other if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement;

(d)            by either the Company or Parent by written notice to the other if the transactions contemplated hereby have not been consummated prior to August 26, 2023 (the “Outside Date”); provided that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s or its Affiliate’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e)            by Parent by written notice to the Company if the Requisite Stockholder Approval has not been delivered by 5:00 P.M., New York time, of the day immediately following the date hereof; or

(f)            by the Company, if it elects to withdraw any filing made under the HSR Act in accordance with Section 5.05(b).

Section 8.02      Effect of Termination. Except for the provisions of Section 6.02 (Press Releases), Section 6.03 (Parent Transaction Expenses) and Section 6.04 (Confidentiality) and Article IX (Miscellaneous), which shall survive any termination of this Agreement, in the event of the valid termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties or their members, stockholders, managers or directors or officers in respect thereof; provided, however, that no such termination shall relieve any Party of any liability for Fraud or any willful and deliberate breach of this Agreement.

Article IX

MISCELLANEOUS

Section 9.01      Survival.

(a)            None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) Section 6.12, (b) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (c) this Article IX (but in the case of Section 9.03(a), solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing); provided that this sentence shall not prejudice or limit any claim for Fraud.  The covenants and agreements herein requiring performance after the Closing shall survive in accordance with their respective terms, and nothing in this Section 9.01 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement.

(b)            Each of Parent and Merger Sub, for itself and on behalf of the other Parent Parties (including, after the Closing, the Company and its Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Company Stockholder Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response Compensation and Liability Act or any other Environmental Law) are hereby irrevocably waived; except that the foregoing shall not be deemed to be a waiver of any right that any Parent Party may have against any Company Stockholder Party under any agreement executed by such Company Stockholder Party that is not related to this Agreement or the transactions contemplated hereby. Furthermore, without limiting the generality of this Section 9.01 (but subject to the last sentence of this Section 9.01(b)), no claim shall be brought or maintained by, or on behalf of, Parent, Merger Sub or any other Parent Party (including, after the Closing, the Company or its Subsidiaries) against any Company Stockholder Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or the business or the ownership, operation, management, use or control of the business of any of the Company or its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing. Notwithstanding anything to the contrary in this Agreement, nothing herein shall prejudice or limit any claim for Fraud, any claim that any Parent Party may have under any agreement executed between such Parent Party and any Company Stockholder Party that was not executed in connection with this Agreement or the transactions contemplated hereby, any claim arising out of any individual Company Stockholder Party’s employment or consulting services with the Company and its Subsidiaries, or any claim to cause any Company Stockholder Party to perform its covenants and agreements (in this Agreement or any other agreement contemplated hereby) that it is obligated to perform after the Closing.

(c)            Each of Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 9.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 9.01, the Company would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 9.02      No Third Party Beneficiaries. Except as set forth in Section 5.06 (R&W Insurance Policy), Section 6.08 (Directors’ and Officers’ Indemnification) and Section 9.03(b) (Remedies), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.03      Remedies.

(a)            The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement requiring performance prior to the Closing were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, including the right of the Company and/or the Representative to cause Parent and Merger Sub to fully perform all obligations in this Agreement required to be performed prior to the Closing in order to cause the consummation of the Closing to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. With respect to any such claims, each of the Parties hereby waives (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In the event of any claim under this Agreement, the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, reasonable and documented costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder.

(b)            Except in the case of Fraud, all rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties. Except in the case of Fraud, no Person who is not a Party, including any current, former or future representative or Affiliate of any Party, or any current, former or future representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates; provided that the foregoing does not release any Person from any Liabilities that such Person may have under any other Contract to which such Person may be a party. The Parties agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 9.03(b).

Section 9.04      Entire Agreement; Severability. This Agreement, including the Disclosure Schedule, the exhibits hereto, the Confidentiality Agreement and the other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent, the Company and the Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.05      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that Parent may (a) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (b) designate one or more of its Affiliates to perform its respective obligations hereunder; provided, however, in either case of clause (a) or (b), Parent shall remain responsible for the performance of all of its respective obligations hereunder.

Section 9.06      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 9.07      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.08      Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or by electronic mail transmission against electronic mail confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses (including electronic mail addresses) or facsimile numbers:

If to the Representative or prior to the Closing, to the Company, then to:

c/o Industrial Growth Partners
101 Mission Street, Suite 1500
San Francisco, CA 94105

Attention:	Jeff Webb; Tim Heston; Paul Campbell
Fax:	(415) 882-4551
Email:	jmw@igpequity.com; tmh@igpequity.com; pwc@igpequity.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, CA 90067

Attention:	Luke Guerra, P.C.; Evan Roberts
Fax:	(213) 808-8016
Email:	luke.guerra@kirkland.com; evan.roberts@kirkland.com

If to Parent or Merger Sub, or after the Closing, to the Company, then to:

SPX Enterprises, LLC
6325 Ardrey Kell Road, Suite 400
Charlotte, NC 28277

Attention:	General Counsel
E-mail:	john.nurkin@spx.com

with a copy to (which shall not constitute notice):

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202

Attention:	Rick Giovannelli
Leah Baucom
Email:	Rick.Giovannelli@klgates.com
Leah.Baucom@klgates.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.08 or by facsimile transmission to the facsimile number as provided in this Section 9.08 or by electronic mail transmission to the electronic mail address as provided in this Section 9.08, be deemed given on the day so delivered if delivered before 5:00 p.m. Pacific Time on a Business Day, and otherwise on the next following Business Day (in each case, provided that the sender does not receive a written response within 24 hours that such delivery was not successful, in which case, the sender shall have an additional 24 hours to send such notice), (b) if delivered by mail in the manner described above to the address as provided in this Section 9.08, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon actual receipt, and (c) if delivered by overnight courier to the address as provided in this Section 9.08, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.08. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 9.09      Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any Party’s agreement to arbitrate) as described in Section 9.11 each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, for the purposes of any Action, suit or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party agrees to commence any such Action, suit or proceeding either in the United States District Court for the District of Delaware or the Court of Chancery of Delaware in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 9.11, each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Disputes; Arbitration Procedure.

(a)            Except for any dispute, claim or controversy pursuant to Section 2.05, each of the Parties agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b)            Except for any dispute, claim or controversy pursuant to Section 2.05, any dispute, claim or controversy that cannot be resolved by the Parties through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 9.11 (which dispute is not for an injunction or other equitable remedies) will then, upon the written request of any Party, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties. If the parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Wilmington, Delaware. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c)            Nothing contained in this Section 9.11 shall prevent any Party from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party to assert any claim or defense.

Section 9.12      Amendments and Waivers. Prior to the Effective Time and notwithstanding any stockholder approval of this Agreement, this Agreement may be amended, modified or supplemented only in writing by Parent, the Company and the Representative; provided, however, that after approval and adoption of this Agreement by the applicable Company Stockholders, no amendment shall be made that requires further approval by the Company Stockholders under applicable Law without such further approval. To the extent permitted by applicable Law, Parent, the Surviving Corporation and the Representative may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent or the Surviving Corporation and the Representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13      Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14      Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 9.15      Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) references to “$” are deemed references to United States dollars; (f) the word “including” means “including without limitation,” (g) the word “or” when used in this Agreement may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”) and (h) any Affiliate of any Person shall be deemed to refer to such Person’s current and future Affiliates and any reference to a Party shall include such Party’s successor’s and permitted assigns. Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Affiliates or representatives means that such information, document or other material was posted to or referenced by hyperlink with documentation posted to the electronic data room hosted by or on behalf of the Company at Intralinks in connection with the transactions contemplated by this Agreement (the “VDR”) no later than 11:59 p.m. New York Time on the date that is one Business Day prior to the date hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.  A reference to (i) any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation, in each case, in existence as of the date hereof (unless context requires reference to another date) and (ii) any Contract shall include any amendment, modification or restatement of such Contract. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 9.16      Disclosure Schedule. The information set forth in each section or subsection of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties made in applicable section or subsection of Article III of this Agreement and each other representation and warranty set forth in Article III of this Agreement, if and to the extent that it could reasonably be concluded that it applies to such other section or subsection of Article III on the face of such disclosure and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule. Except for disclosures made on the Disclosure Schedules in response to any representations and warranties requiring the listing of information, the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any Party that such item constitutes an item, event, circumstance or occurrence that is material to the Company and its Subsidiaries or constitutes a Material Adverse Effect. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of the Disclosure Schedule. Where the terms of a contract or other item have been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent and Merger Sub under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 9.17      Appointment of the Representative.

(a)            In order to administer efficiently the determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and the defense and/or settlement of any claims or Actions related to this Agreement, each Company Stockholder, by his, her or its acceptance of any portion of the Merger Consideration, as well as, in certain cases, through separate instruments, irrevocably appoints the Representative as his, her or its agent, attorney in fact, proxy and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b)           The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and the defense and/or settlement of any claims or Actions related to this Agreement, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Company Stockholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)            to execute and deliver the Escrow Agreement and any amendments thereto as the representative of the Company Stockholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Company Stockholders or the Representative from the Adjustment Escrow Amount (to the extent such amounts are released to the Company Stockholders) or the Representative Holdback Amount; and to take such further actions under the Escrow Agreement as the Representative deems to be necessary or appropriate;

(ii)           to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)          to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)          to receive funds, make payments of funds, and give receipts for funds;

(v)           to receive funds for the payment of expenses of the Company Stockholders (including, without limitation, the Representative Holdback Amount), to deposit such funds in such accounts as the Representative deems appropriate and to apply such funds in payment for such expenses;

(vi)          to do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Stockholders could do if personally present; and

(vii)         to receive service of process in connection with, and to defend and/or settle, any claims or Actions under this Agreement on behalf of such Company Stockholder.

(c)           The Representative requires that a portion of the Merger Consideration in an amount equal to the Representative Holdback Amount be withheld by (and deposited with) the Representative, on behalf of the Company Stockholders, to satisfy potential future obligations of the Company Stockholders; provided that the portion of the Representative Holdback Amount delivered to, and held by, the Representative on behalf of each Company Stockholder shall be determined according to the aggregate Per Share Portions represented by such Company Stockholder’s Company Stock and Options. The Representative Holdback Amount shall be retained by the Representative for such time as the Representative shall determine in its sole discretion. Any remaining amounts from the Representative Holdback Amount returned to the Company Stockholders shall be distributed to the Company Stockholders based upon the respective aggregate Per Share Portions represented by the Company Stock and Options held by each such Company Stockholder.

(d)           If the Representative needs to make any payments to Option Holders following the Closing, Parent agrees to use commercially reasonable efforts to cause the Company and its Subsidiaries to make such payments through the Company’s or such Subsidiaries’ payroll systems.

(e)            In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and permitted assigns) who held a majority of the voting power represented by the Common Stock issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(f)            All decisions, actions and instructions by the Representative shall be conclusive and binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. No Party or Company Stockholder shall have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for Fraud by the Representative.

(g)           Parent and Merger Sub shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination and payment of the Merger Consideration (and any adjustment thereto pursuant to Section 2.05 hereof) and any other actions required or permitted to be taken by the Representative hereunder, and no Party, Company Stockholder shall have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the written instructions or decisions of the Representative.

(h)           The provisions of this Section 9.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement.

(i)            The provisions of this Section 9.17 shall be binding upon the heirs, legal representatives, successors and permitted assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(j)            All reasonable fees and expenses incurred by the Representative in connection with this Agreement shall be paid by the Company Stockholders on a pro rata basis based on the respective aggregate Per Share Portions represented by the Company Stock and Options held by each such Company Stockholder; provided that the Representative shall first make payment of such fees and expenses from the Representative Holdback Amount and the Representative shall be authorized to withhold from any distribution from the Adjustment Escrow Account made to the Company Stockholders any amounts reasonably anticipated to be necessary to pay for such reasonable fees and expenses in excess of the Representative Holdback Amount.

(k)           The Company Stockholders shall severally and not jointly (in accordance with their Per Share Portions), indemnify and hold harmless the Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Representative under this Agreement, the Escrow Agreement and the other agreements contemplated hereby (“Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that it is finally adjudicated that a Representative Loss was caused by Fraud by the Representative, the Representative shall reimburse the Company Stockholders the amount of such indemnified Representative Loss attributable to such Fraud. The Representative Losses shall be satisfied first from the Representative Holdback Amount and then, to the extent the amount of the Representative Losses exceeds amount available to Representative Holdback Amount, from the Company Stockholders, severally and not jointly (in accordance with their Per Share Portions).

Section 9.18      Equity Agreements. Each of the Company and, upon delivery of a Letter of Transmittal and surrender of any Company Stock or Options pursuant to the terms of this Agreement, each Company Stockholder hereby acknowledges and agrees that the Equity Agreements shall automatically terminate upon the Effective Time, except for those provisions of the Equity Agreements that (x) survive such termination in accordance with their terms and (y) would not impose any remaining Liability on the Company and its Subsidiaries (provided that the foregoing limitation does not limit Parent’s or the Company’s obligations under Section 6.08).

Section 9.19      Release. Effective upon the Effective Time, Parent and Merger Sub and, from and after the Closing, the Company and its Subsidiaries (on behalf of such Person and each Parent Party) (collectively, the “Parent Releasing Parties”) hereby fully and unconditionally acquits, waives and releases any claims that any such Person currently has or, in the future, may have against any of the Company Stockholders and their respective Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, representatives, counsel, members, managers, general or limited partners or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Affiliate, representative, member, manager, general or limited partner or assignee of any of the foregoing) from any and all manner of Actions, losses, liabilities, claims, damages, compensation expenses or other relief, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company or any of its Subsidiaries as equityholders, directors or managers at or prior to the Closing, other than claims a Parent Releasing Party may have under this Agreement or any other Contract executed in connection with this Agreement or any claim a Parent Releasing Party may have in connection with any Person’s employment with the Company or its Subsidiaries prior to the Closing. Each of Parent and Merger Sub hereby acknowledges the release set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause the Company and its Subsidiaries (and each of the other Parent Releasing Parties) to not, take any action inconsistent therewith (including commencing litigation with respect to, or directly or indirectly transferring to another Person, any released claims). Notwithstanding the foregoing, nothing herein shall be interpreted as a release of any claim for Fraud.

*      *      *      *      *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPX ENTERPRISES, LLC,
a Delaware limited liability company

By:	/s/ John Nurkin
Name:	John Nurkin
Title:	Vice President and Secretary

SPX ELECTRIC HEAT, INC.,
a Delaware corporation

By:	/s/ John Nurkin
Name:	John Nurkin
Title:	Vice President and Secretary

ASPEQ PARENT HOLDINGS, INC.,
a Delaware corporation

By:	/s/ David Smith
Name:	David Smith
Title:	President and Chief Executive Officer

INDUSTRIAL GROWTH PARTNERS V, L.P.,
a Delaware limited partnership, as the Representative

By:	IGP Capital Partners V, LLC
Its:	General Partner

By:	/s/ Jeffrey M. Webb
Name:	Jeffrey M. Webb
Title:	Managing Director